UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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☑	Definitive Proxy Statement
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Capital City Bank Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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Notice of

2024 Annual Meeting of Shareowners

and

Proxy Statement

217 North Monroe Street
Tallahassee, Florida 32301

LETTER TO SHAREOWNERS

217 North Monroe Street

Tallahassee, Florida 32301

March 13, 2024

Dear Fellow Shareowners:

Please join us for our 2024 Annual Shareowners Meeting at 10:00 a.m., Eastern Time, on Tuesday, April 23, 2024, at the Florida State University Turnbull Conference Center, 555 West Pensacola Street, Tallahassee, Florida 32301. I look forward to this opportunity to share highlights from 2023 and discuss near- and longer-term plans for Capital City. I will also be calling for a vote on several important matters.

As a valued Capital City Bank supporter, your vote is important and your Board of Directors encourages you to let your voice be heard. Proxy materials are attached for your convenience and are accessible at www.proxyvote.com along with the 2023 Annual Report. We are distributing Proxy Materials online rather than mailing printed copies as it allows us to expedite delivery to our shareowners through a lower-cost, more environmentally responsible option. You will not receive printed copies unless you request them by following the instructions contained in the Notice of Internet Availability of Proxy Materials.

Whether or not you are able to attend the meeting in person, I encourage you to vote as soon as possible. By voting your proxy, it ensures your representation at the meeting. We offer several methods of voting for your convenience: by telephone, online at www.proxyvote.com or by mailed proxy card if you received paper copies of your materials.

Thank you for your vote and for your continued support. I look forward to you joining us in April.

Your banker,

William G. Smith, Jr.

Chairman, President,

and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREOWNERS

BUSINESS

(1)     Vote on 12 nominees for election to the Board of Directors;

(2)     Vote on ratification of the appointment of FORVIS, LLP as our independent registered public accounting firm for the current fiscal year; and

(3)     Transact other business properly coming before the meeting or any postponement or adjournment of the meeting.

RECORD DATE

Shareowners owning Capital City Bank Group shares at the close of business on February 22, 2024, are entitled to notice of, attend, and vote at the meeting. A list of these shareowners will be available for 10 days before the Annual Meeting between the hours of 9 a.m. and 5 p.m., Eastern Time, at our principal executive offices at 217 North Monroe Street, Tallahassee, Florida 32301.

TIME

10:00 a.m., Eastern Time, April 23, 2024

WHERE

Florida State University

Turnbull Conference Center

555 West Pensacola Street

Tallahassee, Florida 32301

VOTING

Even if you plan to attend the meeting in Tallahassee, Florida, please provide us your voting instructions in one of the following ways as soon as possible:

    Use the Internet address on the Notice of Internet Availability of Proxy Materials or the proxy card;

    Use the toll-free number on the proxy card, if you received one. You can also find the toll-free number to vote your shares when you access the Internet address on the Notice of Internet Availability of Proxy Materials; or

    Mark, sign, and date the proxy card and return in the enclosed postage-paid envelope. This option is available only to those shareowners who have received a paper copy of a proxy card by mail.

By Order of the Board of Directors

Jeptha E. Larkin
Executive Vice President, Chief Financial Officer, and Corporate Secretary

Tallahassee, Florida
March 13, 2024

Important Notice Regarding the Availability of Proxy Materials for the Shareowners’ Meeting to be Held on April 23, 2024. The Proxy Statement and the Annual Report are available at: www.proxyvote.com.

PROXY STATEMENT

We are providing these Proxy Materials in connection with the solicitation by the Board of Directors (the “Board”) of Capital City Bank Group, Inc., a Florida corporation (“Capital City”), of proxies to be voted at our 2024 Annual Meeting of Shareowners and at any adjournments or postponements of the Annual Meeting.

We will hold our 2024 Annual Meeting at 10:00 a.m., Eastern Time, Tuesday, April 23, 2024, at the Florida State University Turnbull Conference Center, 555 West Pensacola Street, Tallahassee, Florida 32301. We are making these Proxy Materials available to our shareowners on or about March 13, 2024.

At Capital City, and in this Proxy Statement, we refer to our employees as “associates.” Also in the Proxy Statement, we refer to Capital City as the “Company,” “we,” “our,” or “us” and to the 2024 Annual Meeting as the “Annual Meeting.”

VOTING INFORMATION

Who can vote?

All shareowners of record at the close of business on the record date of February 22, 2024 are entitled to receive these Proxy Materials and to vote at the Annual Meeting. On that date, there were 16,945,814 shares of our common stock outstanding and entitled to vote.

How do I vote my shares in person at the Annual Meeting?

Shares held in your name as the shareowner of record may be voted in person at the Annual Meeting. Shares for which you are the beneficial owner but not the shareowner of record may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee, or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you vote by proxy as described below so that your vote will be counted if you later decide not to attend the Annual Meeting. The vote you cast in person will supersede any previous votes that you submitted, whether by Internet, phone, or mail.

How do I vote my shares in the 401(k) plan?

If you are an associate who participates in Capital City’s 401(k) Plan, you may instruct the Plan trustee on how to vote your shares in the Plan by mail, by telephone, or on the Internet as described above, except that, if you vote by mail, the card that you use will be a voting instruction card rather than a proxy card. If you own shares through the Plan and you do not vote, the Plan trustee will vote the shares in the same proportion as other Plan participants vote their Plan shares.

How can I vote my shares without attending the Annual Meeting?

Whether you hold shares directly as a shareowner of record or beneficially, you may direct how your shares are voted without attending the Annual Meeting. You may give voting instructions by the Internet or by telephone. If you requested and received a paper copy of a proxy card by mail, you may vote by mail. Instructions are on the Notice of Internet Availability of Proxy Materials or the proxy card.

Whether you provide voting instructions by the Internet or by telephone, or vote by mail, you are designating certain individuals to vote on your behalf as your legal Proxy. We have designated Bethany H. Corum and Lee Nichols each as a Proxy. The Proxies will vote all valid voting instructions and proxy cards that are delivered in response to this solicitation, and not later revoked, in accordance with the instructions given by you.

What is the deadline for voting my shares?

If you hold shares as the shareowner of record, then your vote by proxy must be received before 11:59 p.m., Eastern Time, on April 22, 2024 (the day before the Annual Meeting). If you are the beneficial owner of shares held through a broker, trustee, or other nominee, please follow the instructions provided by your broker, trustee, or other nominee.

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement     1

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Twelve of our current directors have been nominated by the Board to stand for election at the Annual Meeting. Each nominee will stand for election to hold office for a term expiring at the next annual meeting of shareowners following the director’s election and until such director’s successor is duly elected and qualified, subject to the director’s prior death, resignation, retirement, disqualification or removal.

Each of the nominees is currently serving as a member of the Board. The proxies will vote, unless instructed otherwise, each valid voting instruction and proxy card for the election of the following nominees as directors. If a nominee is unable to serve, the shares represented by all valid proxies that have not been revoked will be voted for the election of a substitute as the Board may recommend, or the Board may by resolution reduce the size of the Board to eliminate the resulting vacancy. At this time, the Board knows of no reason why any nominee might be unable to serve.

If the 12 director nominees are elected, the Board will not have any vacancies. Brokers do not have discretion to vote on this proposal without your instructions. If you do not instruct your broker how to vote on this proposal, your broker will deliver a broker non-vote on this proposal.

The following paragraphs provide information as of the date of this Proxy Statement about each nominee up for re-election in the categories of: age, positions held, principal occupation and business experience for the past five years, and names of other publicly-held companies for which the nominee serves as a director or has served as a director during the past five years. While the following paragraphs note certain individual qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole, we also believe that all of our nominees have a reputation for integrity, honesty, and adherence to high ethical standards. They each have demonstrated strong leadership skills, business acumen and an ability to exercise sound judgment, as well as a commitment of service to our shareowners.

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THE FOLLOWING 12 DIRECTORS HAVE BEEN NOMINATED for ELECTION:

Chairman, President, and Chief Executive Officer Age: 70 Director since: 1982 Other current public company boards: Southern Company

WILLIAM G. SMITH, JR.

Mr. Smith currently serves as our Chairman, President, and Chief Executive Officer. He was elected Chairman in 2003 and has been President and Chief Executive Officer since 1995. Mr. Smith also serves as Chairman of Capital City Bank, a position he has held since 1995. In addition, Mr. Smith has served as a director of Southern Company since 2006. We believe Mr. Smith’s qualifications to sit on our Board include his four decades of banking experience, including more than 25 years as our President and Chief Executive Officer.

Independent director Age: 67 Director since: 2019 Board committees: Audit and Corporate Governance and Nominating Other current public company boards: None

ROBERT ANTOINE

Mr. Antoine was appointed to our Board in 2019 after retiring as a Senior Partner in the Deloitte & Touche Banking & Capital Markets Practice. During his two decades plus career with Deloitte, he advised a number of U.S. and Foreign institutions on a broad array of regulatory issues, mergers and acquisitions and corporate governance in addition to supporting many large financial statement audits for the Firm in various industries. He also served some of the largest agencies of the Federal Government as part of his work in the Federal Practice. Prior to Deloitte, Mr. Antoine held a number of executive positions in risk and financial management in the Financial Services industry.

Mr. Antoine is a Certified Public Accountant and a Certified Internal Auditor. He is a member of the American and Florida Institutes of Certified Public Accountants. He is also a founding member of the Jacksonville Chapter of the National Association of Black Accountants. We believe Mr. Antoine’s qualifications to sit on our Board include his extensive regulatory experience and strong accounting and financial background.

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President - Capital City Bank Age: 71 Director since: 1982 Other current public company boards: None

THOMAS A. BARRON

Mr. Barron is our Treasurer and was appointed President of Capital City Bank in 1995. We believe Mr. Barron’s qualifications to sit on our Board include his more than four decades of banking experience, including more than 25 years as the President of Capital City Bank.

Independent director Age: 64 Director since: 2021 Board committees: Audit and Compensation Other current public company boards: None

WILLIAM F. BUTLER

Mr. Butler is an accomplished real estate project and portfolio manager with over 40 years of experience partnering with high net worth private, corporate and institutional clients throughout the United States on projects ranging from commercial portfolios to mixed-use facilities and residential developments. As founder and principal of Real Estate InSync (REI), Mr. Butler works closely with clients to assess needs, clarify goals, design comprehensive development solutions and manage programs to strategically reposition assets, brand properties and maximize real estate portfolios valued up to $100 million. Mr. Butler’s previous experience includes serving as a senior vice president with The St. Joe Land Company, where he designed and implemented business models for five new product lines involving 250,000 rural acres across a six-county region in North Florida. We believe Mr. Butler’s qualifications to sit on our Board include his extensive executive leadership and management experience.

Independent director (Lead) Age: 54 Director since: 2017 Board committees: Audit Other current public company boards: None

STANLEY W. CONNALLY, JR.

Mr. Connally has been employed by Southern Company since 1989, currently serving as executive vice president of operations for Southern Company. From 2012, until the end of 2018, Mr. Connally served as Chairman, President, and Chief Executive Officer of Gulf Power Company, a subsidiary of Southern Company. Mr. Connally serves on the board of the Electric Power Research Institute and as Chairman, President and CEO of Southern Company Services, Inc. He formerly served on the boards of the Florida Chamber of Commerce, Florida Council of 100, Enterprise Florida, National Association of Manufacturers and Aerospace Alliance. We believe Mr. Connally’s qualifications to sit on our Board include his executive leadership and management experience and his operational and financial expertise gained from almost three decades of increasing responsibility at a Fortune 500 company.

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Independent director Age: 65 Director since: 2018 Board committees: Audit and Compensation (Chair) Other current public company boards: None

MARSHALL M. CRISER III

Mr. Criser is the President of Piedmont University in Georgia. He previously served as the chancellor of the State University System of Florida since 2014 and, prior to that, he worked for AT&T and its predecessor, BellSouth, since 1980, where he served as its President. Mr. Criser is a member of the Florida Council of 100, where he is a former chairman. Mr. Criser’s community service includes terms as the vice chairman of the University of Florida’s Board of Trustees, chairman of the Florida Chamber of Commerce, and chairman of Florida TaxWatch. A Florida native, Mr. Criser graduated from the University of Florida with a bachelor’s degree in business administration in 1980, and later completed an Advanced Management Programme at INSEAD in Fontainebleau, France. We believe Mr. Criser’s qualifications to sit on our Board include his extensive executive leadership and management experience.

Independent director Age: 42 Director since: 2021 Board committees: Audit and Compensation Other current public company boards: None

KIMBERLY A. CROWELL

Ms. Crowell, along with her husband, Angelo, co-founded Kalo Companies in 2009. Their company currently owns and operates over 60 Jersey Mike’s Subs and Slim Chickens restaurant franchises with multiple stores currently in development in Florida, Georgia and Alabama. Prior to entering the franchise industry, she practiced corporate law in Charlotte, specializing in Commercial Real Estate and Development, and since that time, she has continued to use her legal knowledge and expertise to advise other franchisees and business-owners on a variety of business-related legal matters by serving on the Board of the International Franchise Association. Ms. Crowell graduated from the University of Virginia with a Bachelor of Science in Commerce. In 2006, she received her law degree from the University of North Carolina at Chapel Hill. We believe Ms. Crowell’s qualifications to sit on our Board include her extensive executive leadership and management experience.

Independent director Age: 44 Director since: 2021 Board committees: Corporate Governance and Nominating Other current public company boards: None

BONNIE J. DAVENPORT

Ms. Davenport is a registered architect and general contractor. Since 2011, she has been the president and founding principal of BKJ, Inc. Architecture. She has worked on many successful projects across the State of Florida that have built her reputation as a leader in our local community. She is a member of many organizations and serves on several local boards. She believes that working with every client is an opportunity to build a unique partnership. She strives to use her knowledge and experience to become an integral member of the project team. Ms. Davenport graduated summa cum laude from the University of Florida with a Masters of Architecture, Bachelors of Design, and a minor in Business Administration and Landscape Architecture. We believe Ms. Davenport’s qualifications to sit on our Board include her extensive executive leadership and management experience.

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Independent director Age: 48 Director since: 2017 Board committees: Audit and Corporate Governance and Nominating Other current public company boards: None

WILLIAM ERIC GRANT

Mr. Grant currently serves as a Vice President for CivicPlus. CivicPlus is one of the nation’s largest providers of software and services to local governments across the nation. Prior to its acquisition by CivicPlus, Mr. Grant was the President and CEO of Municipal Code Corporation. Mr. Grant served as a Vice President at Municipal Code Corporation from 2007 to 2012. In 2012, Mr. Grant was promoted to President of Municipal Code Corporation. In 2019, Mr. Grant was promoted to CEO. Prior to receiving his Juris Doctorate from the University of Virginia, Mr. Grant attended the United States Naval Academy and Georgetown University’s School of Foreign Service. While serving as a member of the United States Marine Corps, Mr. Grant was stationed in Virginia, Kentucky, California and abroad. Mr. Grant and his unit, the 15th Marine Expeditionary Unit, were deployed during Operation Enduring Freedom in 2001. We believe Mr. Grant’s qualifications to sit on our Board include his executive leadership and management experience.

Independent director Age: 61 Director since: 2017 Board committees: Compensation and Corporate Governance and Nominating (Chair) Other current public company boards: None

LAURA L. JOHNSON

For over two decades, Ms. Johnson has been the founding artist and Chief Executive Officer of Coton Colors, a leading lifestyle brand in the giftware and home décor industries headquartered in Tallahassee, Florida. We believe Ms. Johnson’s qualifications to sit on our Board include her executive leadership and management experience and her operational and financial expertise gained from the successful operation of her own businesses.

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Independent director Age: 67 Director since: 2016 Board committees: Audit (Chair) Other current public company boards: 1st Franklin Financial Corp.

JOHN G. SAMPLE, JR.

Mr. Sample previously served, until his retirement in July 2017, as Senior Vice President and Chief Financial Officer of Atlantic American Corporation, an Atlanta, Georgia-based holding company that operates through its subsidiaries in specialty markets within the life, health and property and casualty insurance industries, from July 2002 until July 2017 and Corporate Secretary from May 2010 until July 2017. Prior to joining Atlantic American Corporation in July 2002, he had been a partner of Arthur Andersen LLP since 1990. Since 2004, Mr. Sample has also served as a director and chairman of the audit committee of the board of directors of 1st Franklin Financial Corporation, a consumer finance company that originates and services direct cash loans, real estate loans and sales finance contracts through over 300 branch offices located throughout the southern United States. We believe Mr. Sample’s qualifications to sit on our Board include his executive leadership and management experience, his extensive accounting and financial background, and his experience in the financial services industry.

Independent director Age: 69 Director since: 2021 Board committees: Corporate Governance and Nominating Other current public company boards: None

ASHBEL C. WILLIAMS

Mr. Williams is Vice Chair at J.P. Morgan Asset Management. With assets under management of $2.7 trillion, the firm is a global leader in investment management. He served as executive director and chief investment officer for the Florida State Board of Administration, prior to his retirement in September 2021. There, he was responsible for managing approximately $250 billion in assets, including those of the Florida Retirement System, the fifth largest public pension fund in the United States. He serves on the board of the Economic Club of Florida and is a trustee of the Florida State University Foundation, where he also chairs the Investment Committee. He is a member of the Council on Foreign Relations, a founding trustee of the National Institute for Public Finance, and a member of the AIF Global Investor Board. He serves on the investment committees of the IEEE, the Episcopal Diocese of Florida, and the investment advisory board of the Public Employee Retirement System of Idaho. He received his bachelor’s degree in management and a Master of Business Administration from Florida State University and completed post-graduate programs at University of Pennsylvania’s Wharton School and Harvard University’s John F. Kennedy School of Government. We believe Mr. Williams’s qualifications to sit on our Board include his extensive executive leadership and management experience.

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EXECUTIVE OFFICERS

Our officers are appointed annually by the Board at the first meeting of the Board held after the shareowners’ annual meeting. Each officer shall hold office until a successor has been duly appointed and qualified, or until an earlier resignation, removal from office, or death. Thomas A. Barron and William G. Smith, Jr. serve as directors and executive officers, and Jeptha E. Larkin is an executive officer.

Executive Vice President and Chief Financial Officer

JEPTHA E. LARKIN

Mr. Larkin, 60, was appointed Executive Vice President and Chief Financial Officer, effective January 1, 2023. He joined Capital City in 1986. After serving in various credit roles early in his career, he led the Capital City Bank Group Internal Audit Division from 1992 to 2002. He was subsequently appointed Capital City Bank Controller, where he served until assuming his current roles.  As the principal financial and accounting officer of the Company, he oversees all functions involving accounting and financial reporting, profitability analysis, financial planning and treasury. Mr. Larkin is a Certified Public Accountant licensed in Florida and Georgia and, in addition to his role as Chief Financial Officer, he serves the Company in a number of leadership roles including by chairing the Asset/Liability and Market Risk Oversight Committees and as a member of the Strategic Planning Committee.  He assists managers in the evaluation and financial analysis of business line initiatives and acquisitions, and oversees the integration of accounting and financial reporting for the company’s merger and acquisition activity. Mr. Larkin holds a Bachelor of Science degree in Economics and a Master of Business Administration in Finance from the Florida State University and is a graduate of the Stonier School of Banking.

The Board of Directors unanimously recommends a vote “FOR” the nominees

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CORPORATE GOVERNANCE at capital city

GOVERNING PRINCIPLES

We are committed to maintaining a business atmosphere where only the highest ethical standards and integrity prevail. An unwavering adherence to high ethical standards provides a strong foundation on which our business and reputation can thrive, and is integral to creating and sustaining a successful, high-caliber company.

ENVIRONMENTAL, SOCIAL, AND CORPORATE GOVERNANCE

Environmental

We recognize the value of environmental stewardship and seek opportunities to reduce our carbon footprint and incorporate energy efficiency products into business operations. We have implemented company-wide recycling programs and have converted exterior lighting to LED at 64 offices. Further reducing our environmental impact, our office model design is reduced from an average 5,500 square feet to 3,300 square feet. As we renovate or build new facilities, we employ energy efficient equipment such as HVAC systems and lighting controls in offices.

In 2022, we made a commitment for a $7 million investment in SOLCAP 2022-1, LLC and, in 2023, we made a commitment for a $7 million investment in SOLCAP 2023-1, LLC. Each of these funds were formed to make solar tax equity investments in renewable solar energy projects that will provide us with tax credits and other tax benefits. These projects will produce approximately 20,186,357 kw hours of clean power each year. The clean power produced is equivalent to removing approximately 14,306 metric tons of greenhouse gas emissions. We plan to continue to review these kinds of investment opportunities as they arise.

We work to ensure lending activities do not encourage business activities that could cause irreparable damage to our reputation or the environment.

In general, we evaluate each credit or transaction on its individual merits, with larger deals receiving more attention and deeper analysis, including a review of environmental matters related to certain real estate loans, which is overseen by our Credit Risk Oversight Committee.

To prepare for any climate-related occurrences, we have a business continuity plan that addresses how to maintain business operations in the event of a disastrous event. We also offer disaster assistance to our associates, which includes accommodation/shelter reimbursement in case of evacuations or sustained power outages.

Sustainable Investing. For wealth management clients, Capital City Investments and Capital City Trust Company can provide Sustainable Investing – ESG (SI) strategies that seek to grow capital by employing a globally focused and sustainable investment approach.  The SI portfolios use a broad array of sustainable approaches that consider environmental, social, and governance factors for the purpose of generating a long-term competitive return and positive societal impact.  By seeking exposure to socially and economically innovative companies, these portfolios pursue the potential economic benefits resulting from future transformational change.  With these portfolio strategies, the sustainable investing portfolios take a broader approach to evaluating risk and do so over a long-term horizon by evaluating a company’s environmental, social, and governance risks, in addition to traditional financial risks.

Social

Community Involvement. We aim to give back to the communities where we live and work and believe that this commitment helps in our efforts to attract and retain associates. Our commitment to help our community starts with our associates. Community involvement is a hallmark for our organization, and it comes naturally to our associates. We encourage our associates to volunteer their hours with service organizations and philanthropic groups in the communities we serve.

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We recorded 10,526 community service hours in 2023, and 9,508, and 8,697 hours in 2022 and 2021, respectively. Furthermore, the CCBG Foundation donated $0.3 million in 2023 to various non-profit organizations in the communities we serve and $0.3 million and $0.2 million in 2022, and 2021, respectively. Additionally, in 2023, we committed $250,000 to the Second Harvest of the Big Bend’s capital campaign to meet the needs of food insecure individuals in the Big Bend region of Florida.

Since 2015, we have annually supported the United Way of the Big Bend in analyzing financial information for its annual grant review process. Many of these grants are provided to low-moderate income communities in the Big Bend area.

Access, affordability, and financial inclusion. Our community commitment to further financial literacy in the markets we service remains an ongoing focus. In 2023, the CCBG Foundation made grants totaling $143,000 to Community Reinvestment Act (“CRA”) eligible organizations in our market area. Working with CCHL, we are committed to providing educational outreach regarding home ownership and financial access for minorities. We are a long-time supporter of Habitat for Humanity, with our associates providing volunteer hours on home builds.  During 2020 to 2023, we partnered with Habitat for Humanity, Warrick Dunn Charities, and Capital City Home Loans, LLC. to build and furnish four homes.

During tax season, we provide locations for community residents to access Volunteer Income Tax Assistance (VITA) services. VITA is a nationwide IRS program that offers free tax preparation assistance to people who generally make $60,000 or less, persons with disabilities, the elderly, and limited English-speaking taxpayers who need assistance in preparing their own tax returns.

Human Capital

Our culture distinguishes us from our competitors and is the driving force behind our continued success. Our leadership is committed to a culture that values people alongside results.

Our brand promise (“More than your bank. Your banker.”) and purpose (“We empower our clients’ financial wellness and help them build secure futures”), together with our core values statement (“Do the Right Thing, Build Relationships & Loyalty, Embrace Individuality & Value Others, Promote Career Growth, Be Committed to Community, and Represent the Star (our bank) Proudly”), are the foundation on which our culture is built.

The bank has grown significantly since its beginnings in 1895. Our commitment to fostering a culture that values our associates across our entire footprint remains unwavering. We have a Chief Culture Officer and a Chief Diversity Officer who make it a priority to ensure our culture is maintained and associates exemplify our values.

Diversity and Inclusion. Integral to our culture and values is a commitment to an equitable, diverse, and inclusive work environment whereby respect, acceptance and belonging are practiced and experienced by all.

Our associates are our most valuable assets, and our differences make us stronger. The individual perspectives, life experiences, capabilities and talents, which our associates invest in their work, represent a significant part of our culture, reputation and collective achievements.

The Chief Diversity Officer and the Diversity, Equity, and Inclusion (DE&I) Council, which comprises diverse associates from various levels and offices throughout our organization, connect the company’s diversity and inclusion initiatives with our broader business strategies. A diverse team produces more creative solutions, offers better client service and is vital to attracting and retaining talent—key factors that contribute to our success. We continue to build an inclusive culture through a variety of DE&I initiatives for internal promotions and hiring practices.

At February 8, 2024, we had approximately 811 associates, which included approximately 784 full-time associates and approximately 27 part-time associates. At February 8, 2024, approximately 70% of our workforce was female, 30% was male, and approximately 22% was ethnic minorities. None of our associates are represented by a labor union or covered by a collective bargaining agreement.

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Our commitment to people and being an employer with integrity and heart has earned us numerous accolades including: one of the “Best Companies to Work for in Florida” by Florida Trend for 12 consecutive years, a “Best Bank to Work For” by American Bankers Association for 11 consecutive years and being named by Forbes in 2023 as one of “America’s Best-in-State Banks, a selection made from direct consumer feedback and online reviews.

The average tenure of our associates is approximately 9.6 years, and the average tenure of our management team is 28 years. Tenure statistics support these accolades and further demonstrate that associates enjoy working for CCB.

Compensation and Benefits Program. To attract and retain experienced associates we offer a competitive compensation and benefits program, foster a culture where everyone feels included and empowered to do to their best work, and give associates the opportunity to give back to their communities and make a social impact.

Our compensation program is designed to attract and reward talented individuals who possess the skills necessary to support our business objectives, assist in the achievement of our strategic goals and create long-term value for our shareowners. We provide our associates with compensation packages that include base salary and annual incentive bonuses, and certain associates can receive equity awards tied to the company’s performance.

Experience has taught us that a compensation program with both short- and long-term awards provides fair and competitive compensation and aligns associate and shareowner interests by incentivizing business and individual performance. This dual approach also encourages long-term company performance and integrates compensation with our business plans.

In addition to cash and equity compensation, we offer associates benefits including life and health (medical, dental & vision) insurance, paid time off, an associate stock purchase plan, and a 401(k) plan. Associates hired prior to 2020 are eligible to participate in a pension plan.

A core value is providing associates the ability to “grow a career.” To that end, we support and encourages associates to develop a life-long habit of continuous learning that focuses on personal and professional development through higher education. We offer an educational Tuition Assistance Plan to help eligible associates continue or begin post-high school education, develop skills, increase knowledge and aid in career development.

We have invested in tools and capabilities that allow our team members to work remotely as appropriate.

Health and Safety. Our business success is fundamentally connected to our associates’ well-being. We make available to our associates a voluntary wellness program, StarFit that provides associates with resources and good-health opportunities through exercise, diet and preventive care.

In response to emerging workplace practices, we made changes to our flex–work program to assist our associates in maintaining a work/life balance consistent with their professional and personal goals.

We continue to follow local and federal guidance, including guidance prescribed by the Centers for Disease Control and Prevention (“CDC”), regarding COVID-19 precautions and health measures.

Governance

Our Board of Directors oversees the affairs of the company, striving to protect the interests of our shareowners. Our directors focus on exercising sound and independent business judgment regarding significant, strategic and operational issues. The Board also advises senior management and adopts governance principles consistent with Capital City Bank’s mission and vision. Our Board is specifically focused on corporate risk management, Board structure, and managing the company for the long-term.

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Corporate Governance and Nominating Committee Report

During 2023, the Corporate Governance and Nominating Committee focused its efforts on:

•	Management succession planning, specifically for the positions of Chief Executive Officer, President, and Chief Financial Officer;
•	Completing a thorough review of all governing documents including Capital City Bank Group’s Articles of Incorporation & Bylaws; Capital City Bank’s Articles of Incorporation & Bylaws; all committee charters and the CCBG Corporate Governance Guidelines;
•	Continued work on board refreshment, including completing a thorough review of all Board Director onboarding processes;
•	Reviewing risk management practices, including scheduling time with senior executive officers to discuss cybersecurity practices, posture, and response, as well as insurance coverages in place to help protect the Company and its shareowners in the event a cyberattack occurs; and
•	Reviewing continuing director educational opportunities and monitoring compliance with our policy requiring all Directors complete at least one outside training event or four virtual seminars every twenty-four month cycle.

2023 Corporate Governance and Nominating Committee:

Laura L. Johnson (Chair)

Robert Antoine

Bonnie J. Davenport

William Eric Grant

Ashbel Williams

BOARD’S RESPONSIBILITIES AND DUTIES

Succession Planning

The Board plans for succession to the position of Chief Executive Officer as well as certain other senior management positions. To assist the Board, William G. Smith, Jr., our Chairman, President, and CEO, annually provides the Board with an assessment of senior managers and of their potential to succeed him. He also provides the Board with an assessment of persons considered potential successors to certain other senior management positions. The Corporate Governance and Nominating Committee and our independent directors in an executive session annually review this updated assessment. In addition, the Board interacts with members of senior management who are potential successors to our executive management.

Board Refreshment

Our Corporate Governance Guidelines reflect our belief that directors should not be subject to term limits because it would likely cause us to lose directors who have developed insight into our strategies and operations and risks. Nevertheless, we have several policies in place to support board refreshment such as mandatory resignation if the director does not receive a majority vote of support from our shareowners, mandatory tender of a resignation upon a change in our director’s principal employment, and a strict prohibition on serving on too many boards. Nevertheless, our Board regularly reviews its own composition, and considers and plans for an orderly transition and refreshment process, which includes planning for potential retirements and identifying potential candidates for service as new directors. As part of this process, since 2016, the Board has added 10 new independent directors, Mses. Crowell, Davenport, and Johnson and Messrs. Antoine, Butler, Connally, Criser, Grant, Sample, and Williams, who the Board believes have the relevant experience and expertise to complement that of our other directors and to further contribute to the Board’s ongoing guidance of our company.

Risk Management

Risk management is an important component of our corporate strategy. While we assess specific risks at our committee levels, the Board, as a whole, oversees our risk management process, and discusses and reviews with management major policies with respect to risk assessment and risk management. The Board is regularly informed through committee reports about our risks. In addition, we have an Enterprise Risk Oversight Committee, which reports to the Board at least twice per year. The Enterprise Risk Oversight Committee serves to assist the Board in establishing and monitoring our key risks, and

12     Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

meets at least on a quarterly basis. Further, our Disclosure Committee oversees the company’s disclosure control framework and reports its activities and findings to our Audit Committee on a regular basis.

Board and Committee Evaluations

The Corporate Governance and Nominating Committee uses a variety of methods to annually evaluate the Board as a whole and its committees. In 2023, the Corporate Governance and Nominating Committee engaged an outside firm, Bank Director, to evaluate board and committee performance. Directors submitted completed questionnaires directly to Bank Director, which summarized the results without attribution. The full Board discussed the summary of the Board and committee evaluations.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines to implement the Nasdaq corporate governance listing standards and various other corporate governance matters.

Codes of Conduct and Ethics

The Board has adopted Codes of Conduct applicable to all directors, officers, and associates, and a Code of Ethics applicable to our Chief Executive Officer and our financial and accounting officers, all of which are available, without charge, upon written request to:

Capital City Bank Group, Inc.

c/o Corporate Secretary

217 North Monroe Street

Tallahassee, Florida 32301

These codes are designed to comply with Nasdaq and SEC requirements. We will disclose any amendments to, or waivers from, the Code of Ethics on our website (www.ccbg.com) within four business days of such determination.

Board structure and process

Independent Directors

Our common stock is listed on the Nasdaq Global Select Market. Nasdaq requires that a majority of our directors be “independent,” as defined by Nasdaq’s rules. Generally, a director does not qualify as an independent director if the director or a member of a director’s immediate family has had in the past three years certain relationships or affiliations with us, our outside auditors, or other companies that do business with us. Under current Nasdaq rules, our Board must undertake both a subjective and an objective determination of the independence of the directors. For purposes of the objective determination, our Board utilizes the objective standards of independence set forth in the Nasdaq rules. Our Board has affirmatively determined that the following current directors, constituting a majority of our directors, are independent: Robert Antoine, William F. Butler, Stanley W. Connally, Jr., III, Marshall M. Criser III, Kimberly A. Crowell, Bonnie J. Davenport, William Eric Grant, Laura L. Johnson, John G. Sample, Jr., and Ashbel C. Williams. The Board, in making its independence determinations, considered the following relationships between the Company and the directors, and determined that none of the relationships for the directors and director nominees set forth below constituted a material relationship between the director or director nominee and the Company: (1) CCBG or its subsidiaries provided non-preferential, ordinary course financial products and services to certain of our directors and director nominees, some of their immediate family members, and entities affiliated with some of them or their immediate family members; and (2) Ms. Davenport is the founding principal, president, and majority owner of BKJ, Inc. Architecture (“BKJ”), a company that has provided architectural services to, and received fees from, CCBG over the last several years.

Board Leadership

The Board does not have a policy with respect to separation of the positions of Chairman and CEO or with respect to whether the Chairman should be a member of management or an independent director, and believes that these are matters that should be discussed and determined by the Board from time to time. When the Chairman of the Board is a member of management or is otherwise not independent, the independent directors elect a lead independent director, which we discuss below. Currently, William G. Smith, Jr. serves as our Chairman and CEO. Given the fact that Mr. Smith is tasked with the responsibility of implementing our corporate strategy, we believe he is best suited for leading discussions regarding performance relative to our corporate strategy, and these discussions represent a significant portion of our Board meetings.

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Lead Independent Director

The independent directors of our Board of Directors annually elect an independent director to serve in a lead capacity. Although elected annually, the lead independent director is generally expected to serve for more than one year. Mr. Connally currently serves as our lead independent director. The lead independent director’s duties, which are listed in a Board approved charter, include:

•	presiding at all meetings of the Board at which the Chairman is not present;
•	calling meetings of the independent directors;
•	coordinating with the Chairman the planning of meeting agenda items; and
•	serving as an independent point of contact for shareowners wishing to communicate with the Board other than through the Chairman.

We have posted the Lead Independent Director Charter on our website, www.ccbg.com.

Independent Director Meetings In Executive Sessions

Our independent directors have established a policy to meet separately without any Company associates present in regularly scheduled executive sessions at least twice annually, and at such other times as may be deemed appropriate by our independent directors. Any independent director may call an executive session of independent directors at any time. In 2023, the independent directors met in an executive session seven times.

Director Nominating Process

The Corporate Governance and Nominating Committee annually reviews and makes recommendations to the full Board regarding the composition and size of the Board so that the Board consists of members with the proper experience, skills, attributes, and personal and professional backgrounds needed by the Board, consistent with applicable Nasdaq and regulatory requirements.

The Corporate Governance and Nominating Committee believes that all directors, including nominees, should possess the highest personal and professional ethics, integrity, and values, and be committed to representing the long-term interests of our shareowners. The Corporate Governance and Nominating Committee will consider criteria including the nominee’s current or recent experience as a senior executive officer, whether the nominee is independent, as that term is defined by the Nasdaq listing standards, the business experience currently desired on the Board, geography, the nominee’s banking industry experience, and the nominee’s general ability to enhance the overall composition of the Board. The Corporate Governance and Nominating Committee does not have a formal policy on diversity; however, the Board and the Corporate Governance and Nominating Committee believe that it is essential that the Board members represent diverse viewpoints and considers this issue during the annual board and committee evaluation process.

Our Corporate Governance and Nominating Committee identifies nominees for directors primarily based upon suggestions from shareowners, current directors, and executives. The Chair of the Corporate Governance and Nominating Committee and at least one other member of the Corporate Governance and Nominating Committee interviews director candidates. The full Board formally nominates candidates for director to be included in the slate of directors presented for shareowner vote based upon the recommendations of the Corporate Governance and Nominating Committee following this process.

Voting Standard

Our Bylaws provide that in an uncontested election, if a nominee for director does not receive at least a majority of the votes cast at any meeting for the nominee’s election at which a quorum is present, then the director must promptly tender the director’s resignation to the Board. The Corporate Governance and Nominating Committee would then recommend to the Board whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation and publicly disclose its decision and the rationale behind the decision within 90 days from the date of the certification of the election results. If a director’s resignation is not accepted by the Board, then such director will continue to serve the remainder of the director’s term. If a nominee’s resignation is accepted by the Board, then the Board, in its sole discretion, may fill any remaining vacancy or decrease the size of the Board. To be eligible to be a nominee for election or reelection as our director, a person must deliver to our Corporate Secretary a written agreement that such person will abide by these requirements.

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Board Diversity

The demographic information presented below for our directors is based on voluntary self-identification by each director. Each of the categories listed in the below table has the meaning as it is used in Nasdaq Listing Rule 5605(f). Additional biographical information of our directors nominated for reelection and executive officers is set forth above.

Board Diversity Matrix (As of March 1, 2024)
Total Number of Directors	12
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	9	0	0
Part II: Demographic Background
African American or Black	1	1	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	8	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0

Director Service on Other Boards

To ensure that our directors can provide sufficient time and attention to the Company, our directors may not serve on more than three other boards of directors of public companies in addition to our Board. Our CEO may not serve on more than two other boards of directors of public companies in addition to our Board.

Change in Director Occupation

A director whose principal occupation or business association changes substantially during the director’s tenure must tender a resignation for consideration by the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee will recommend to the Board the action, if any, to be taken with respect to the resignation.

DIRECTOR ATTENDANCE

Our Board met 9 times in 2023. Each of our directors attended at least 92.8 percent of the aggregate number of meetings of the Board and Committees on which they served. We expect all directors to attend our Annual Meeting. Each of our directors, who was a director at the time of our Annual Meeting in 2023, attended the 2023 Annual Meeting.

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SHAREOWNER COMMUNICATIONS

Our Corporate Governance Guidelines provide for a process by which shareowners may communicate with the Board, a Board committee, the independent directors as a group, or individual directors. Shareowners who wish to communicate with the Board, a Board committee, or any other directors or individual directors may do so by sending written communications to the address below:

Capital City Bank Group, Inc.

c/o Corporate Secretary

217 North Monroe Street

Tallahassee, Florida 32301

Communications will be compiled by our Corporate Secretary and submitted to the Board, a committee of the Board, or the appropriate group of directors or individual directors, as appropriate, at the next regular meeting of the Board. The Board has requested that the Corporate Secretary submit to the Board all communications received, excluding those items that are not related to board duties and responsibilities, such as: mass mailings, job inquiries, resumes, advertisements, solicitations, and surveys.

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BOARD COMMITTEE MEMBERSHIP

Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee

The Committee assists the Board in its oversight of:

•    the integrity of our financial reporting process, system of internal controls, and the independence and performance of our internal auditors;

•    our compliance with Section 112 of the Federal Deposit Insurance Corporation Improvement Act of 1991;

•    the hiring, qualifications, independence, and performance of our independent auditors, for which the Committee bears primary responsibility; and

•    our policies and practices with respect to risk assessment and risk management.

Our Board has determined that each member of the Committee is an “audit committee financial expert” as defined under applicable SEC rules.

The Committee assists the Board in its oversight of:

•    our compensation and benefits policies and programs generally;

•    the performance evaluation of designated senior managers, including our named executive officers;

•    the compensation of our designated senior managers, including our named executive officers;

•    assessing the relationship between incentive compensation arrangements and risk management policies and practices;

•    stock ownership guidelines for directors and executive officers; and

•    Board compensation.

The Committee assists the Board in its oversight of:

•    Director qualification standards and nominations;

•    appointing directors to committees;

•    Board, committee, and director performance;

•    managerial succession;

•    our policies and practices relating to corporate governance; and

•    shareowner proposals.

Current committee members John G. Sample (Chair) Robert Antoine William F. Butler Stanley W. Connally, Jr. Marshall M. Criser III Kimberly A. Crowell William Eric Grant	Current committee members Marshall M. Criser III (Chair) William F. Butler Kimberly A. Crowell Laura L. Johnson	Current committee members Laura L. Johnson (Chair) Robert Antoine Bonnie J. Davenport William Eric Grant Ashbel C. Williams
Meetings in 2023 16	Meetings in 2023 5	Meetings in 2023 3
Committee report on page 45	Committee report on page 24	Committee report on page 12
Each member of each committee is independent under the rules of Nasdaq. The Board has adopted written charters for each of its standing committees. The charter for each committee may be viewed on the Corporate Governance section of our website at www.ccbg.com.

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DIRECTOR COMPENSATION

Compensation elements

We currently have 10 independent directors who qualify for compensation for Board service. In 2023, the Compensation Committee engaged Blanchard Consulting to measure Capital City’s board compensation against the same peer group used to measure executive management compensation. Additionally, Compensation Philosophy includes targeting total annual fees, including retainer, equity compensation, board meeting fees, committee chairmen fees, committee meeting fees, and Lead Independent Director fees for our directors to be between the 50th and 75th percentile of our selected peer group unless an exception is stated by the Compensation Committee due to Company performance or market demand. As a result of the review, the Compensation Committee increased the Lead Independent Director annual retainer to $15,000, the Audit Committee Chair annual retainer to $12,000, and Corporate Governance and Nominating Chair annual retainer to $8,000, effective January 1, 2024. While the Compensation Committee deems attendance by directors to be mandatory at all meetings, having a variable compensation structure better aligns compensation with the volume of business conducted by each committee. The elements of director compensation are as follows:

2024 Cash Compensation

Cash Payment	Fees Earned in Cash ($)
Annual Retainer	$30,000
Member of Board Committee	$500 per meeting attended
Audit Committee Chair – Annual Retainer	$12,000
Compensation Committee Chair – Annual Retainer	$8,000
Corporate Governance and Nominating Committee Chair – Annual Retainer	$8,000
Lead Outside Director – Annual Retainer	$15,000
Board Meeting Fees	$500 per board meeting and annual strategic meeting attended

Equity Compensation

Stock Grant. Each independent director earns restricted shares of our common stock valued at $30,000. The restricted shares are granted at the February Compensation Committee meeting and vest on December 31st of the same calendar year, provided that these shares will be forfeited if we incur a net loss for the year in which the grants were made. The restricted stock is issued under the terms of the current 2021 Associate Incentive Plan.

Director Stock Purchase Plan. Directors are also permitted to purchase shares of common stock at a 10% discount from fair market value under the current 2021 Director Stock Purchase Plan. During 2023, 13,090 shares were purchased. As of December 31, 2023, there were 252,571 shares of common stock available for issuance to directors under this plan. Purchases under this plan were not permitted to exceed the annual retainer and meeting fees received. Our shareowners adopted the Director Stock Purchase Plan at our 2021 Annual Meeting.

Perquisites and Other Personal Benefits

We provide directors with perquisites and other personal benefits that we believe are reasonable, competitive and consistent with our overall director compensation program. The value of the perquisites for each director in the aggregate is less than $10,000.

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Director Compensation Table

The following table sets forth a summary of the compensation we paid to our directors, other than directors who are also executive officers, in 2023:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation ($)	Total ($)
Robert Antoine	44,000	29,994	—	73,994
William F. Butler	45,000	29,994	—	74,994
Stanley W. Connally, Jr.	52,500	29,994	—	82,494
Marshall M. Criser III	53,500	29,994	—	83,494
Kimberly A. Crowell	45,500	29,994	—	75,994
Bonnie J. Davenport	37,500	29,994	—	67,494
J. Everitt Drew(2)	23,000	0	—	23,000
William Eric Grant	42,500	29,994	—	72,994
Laura L. Johnson	45,500	29,994	—	75,994
John G. Sample, Jr.(3)	55,000	29,994	—	84,994
Ashbel C. Williams	36,000	29,994	—	65,994
(1)	In 2023, we granted each independent director 884 shares of our common stock under our 2021 Associate Incentive Plan. The fair value of each share at the time of the grant was $33.93. The column represents the fair value of the award as calculated in accordance with U.S. generally accepted accounting principles.
(2)	Mr. Drew retired from the Board effective immediately following the 2023 Shareowner’s meeting. He was compensated $10,000 in cash in lieu of equity for his service to the board for four (4) months.
(3)	Mr. Sample serves as the chairman and our representative on the board of directors of Red Hills REIT, Inc., a wholly-owned subsidiary of Southern Live Oak Investments, Inc., which is a wholly-owned subsidiary of Capital City Bank. In 2023, he was paid $2,000 (his annual retainer) and an additional $1,000 ($500 per board meeting) for this service.

Stock Ownership Expectations

We maintain stock ownership guidelines for all independent directors. Under our current guidelines, each independent director is expected to own our common stock equal in value to 10 times their annual director retainer fees (including annual cash and equity grants). Directors have 10 years from the date they are first appointed or elected to our Board to meet the stock ownership requirement. The Compensation Committee has determined that as of December 31, 2023, all directors have met our share ownership expectations or are on track to meet these expectations within the stated time period of 10 years from date of appointment or election.

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TRANSACTIONS WITH RELATED PERSONS

PROCEDURES FOR REVIEW, APPROVAL, OR RATIFICATION OF RELATED PERSON TRANSACTIONS

We recognize that related person transactions may raise questions among our shareowners as to whether the transactions are consistent with our best interests and our shareowners’ best interests. We generally do not enter into or ratify a related person transaction unless our Board, acting through the Audit Committee or otherwise, determines that the related person transaction is in, or is not inconsistent with, our best interests and our shareowners’ best interests. We have adopted a written Related Person Transaction Policy.

Under our procedures, each director, executive officer, and nominee for director submits to our designated compliance officer certain information to assist us in monitoring the presence of related party transactions. On an ongoing basis, and to the best of their knowledge, directors and executive officers are expected to notify our designated compliance officer of any updates to that information. We use our best efforts to have our Audit Committee pre-approve all related person transactions. In the event a related person transaction was not pre-approved by the Audit Committee, the transaction is immediately submitted for the Audit Committee’s review for ratification or attempted rescission.

In addition to the policy described above, we circulate a questionnaire each quarter to our directors and executive officers, in which each respondent is required to disclose, to the best of their knowledge, all related person transactions that occurred in the previous quarter.

TRANSACTIONS WITH RELATED PERSONS

Some of our directors and officers and their affiliates, are clients of, and have, in the ordinary course of business and banking, transacted with, Capital City Bank. These transactions include loans, commitments, lines of credit, and letters of credit, any of which may, from time to time, exceed $120,000. All loans included in these transactions were made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with other persons who were not affiliates of Capital City Bank and, in the opinion of management, did not involve more than the normal risk of collectability or presented other unfavorable features. Our Board of Directors approved each of these transactions.

For the year ended December 31, 2023, we have not identified any transactions or series of similar transactions (other than the ordinary course of business transactions discussed above) for which we are a party in which the amount involved exceeded or will exceed $120,000 and in which any current director, executive officer, or holder of more than 5% of our capital stock had or will have a direct or indirect material interest other than as follows:

Capital City Bank’s Apalachee Parkway Office is located on land leased from the Smith Interests General Partnership L.L.P. (“SIGP”) in which William G. Smith, Jr., Chairman of the Board, President, and Chief Executive Officer is a partner. William G. Smith, Jr. owns approximately 30.77% of SIGP interests personally. A trust, under which William G. Smith, III is one of two beneficiaries and for which William G. Smith, Jr. serves as an interested trustee, owns approximately 2.57% of SIGP interests. Under a lease agreement expiring in 2053, Capital City Bank makes monthly lease payments to SIGP. Lease payments are adjusted periodically for inflation. Actual lease payments made by Capital City Bank to SIGP in 2023 amounted to approximately $198,000. The approximate dollar value of Mr. Smith’s interest in the transaction, without regard to profit and loss, was approximately $71,000. We believe the terms of this lease are comparable to the terms we would have received if we had leased the property from a third party.

William G. Smith, III, the son of our Chairman, President and Chief Executive Officer, William G. Smith, Jr., is employed as Senior Vice President and Regional Market Executive, North Florida Region at Capital City Bank. In 2023, William G. Smith, III’s total compensation (consisting of annual base salary, annual bonus, and stock-based compensation) was determined in accordance with the Company’s standard employment and compensation practices applicable to associates with similar responsibilities and positions.

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Overview

Capital City’s Performance Highlights

We believe Capital City has performed well and has positioned itself to take advantage of new opportunities. Consider that:

•	2023 was a record year of earnings which totaled $52 million, a 56% increase over 2022. Since 2018, our EPS have grown at a compound annual growth rate of 15%;
•	2023 year end loan balances grew $186 million, or 7.3%, over 2022 and have grown by $960 million, or 54.1%, since the end of 2018;
•	Average deposit balances declined $94 million, or 2.5%, in 2023, during a challenging environment, and have grown at a compound annual growth rate of 8.7% for the past 5 years driven by core deposit growth and government stimulus programs;
•	Our total cost of deposits in 2023 was 48 basis points, contributed greatly to our performance, and outperformed many of our peer banks;
•	Credit quality remained strong in 2023 as net loan losses were 18 basis points of average loans. From 2019 to 2023, our average annual loan losses were 11 basis points of average loans. Classified assets totaled $22.3 million at December 31, 2023 and our nonperforming assets to total assets ratio was 15 basis points. Our allowance for credit losses as a percentage of loans was 110 basis points;
•	We have not taken on excessive interest rate risk or relaxed our credit standards, and believe our balance sheet continues to be well positioned for the current economic and interest rate environment;
•	Our tangible book value per share increased $3.18, or 18.4%, in 2023, and has increased $7.50 per share, or an average annual growth rate of 11.6% since 2018;
•	We increased our cash dividends in 2023 by $0.10 per share, or 15.2%, over 2022; and
•	We believe we have sufficient capital and liquidity to pursue and implement our long-term strategic initiatives.

We are Focused on Being Careful with How We Spend our Shareowners’ Money

We have an experienced and hardworking management team. In fact, members of our executive management team have more than 34 years of experience in the banking industry on average. We have been able to retain our management team by strongly linking pay to performance. Compare how our CEO’s base salary matches up to the median base salary of the CEOs of our 2023 peer group, which is listed on page 31:

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Mr. Smith’s relatively low base salary does not reflect his performance level, but rather it reflects our conservative compensation philosophy. Superior compensation should be earned through superior performance. Because Capital City’s performance was adversely affected during last decade’s recession, we significantly limited the raises our named executive officers received during that time frame. On the other hand, as Capital City has thrived, we have recognized our executives’ performance through base salary increases.

We Strive to Maximize Shareowner Return

At Capital City, we strive to foster a culture of accountability to our shareowners and work to maximize shareowner return each day. In fact, this is why we refer to our shareholders as “shareowners” – we understand that we work for the benefit of Capital City’s owners. We also believe that a good way to align the interests of our associates with the interests of our shareowners is to encourage our associates to become shareowners. We are proud to offer our associates the ability to purchase shares of Capital City through our 2021 Associate Stock Purchase Plan and through the Capital City 401(k) Plan. We also pay our directors, executive officers and senior management team partially in shares of Capital City stock and maintain robust share ownership requirements for many of these individuals.

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Pay for Performance is Integral to the Capital City Culture

Our focus on maximizing shareowner return and the strong ownership culture among our associates makes it much easier to implement a strong pay-for-performance compensation plan for your management team. Your executive officers do not expect to get paid well when Capital City’s results do not meet our expectations. On the other hand, when Capital City achieves its board approved performance goals, your management team should be rewarded. In 2023, a substantial majority of Mr. Smith’s eligible compensation was “at risk.”

(1)  Eligible Incentive Pay assumes performance goals met at the 100% level.

Compensation Best Practices

We are proud of the strong corporate governance practices we have implemented. Below we have summarized some of the important policies we have implemented to ensure that we provide compensation to align the interests of our executive officers with the interests of our shareowners. More importantly, we have summarized the compensation practices that we do not have because we believe that these particular practices are not in the best interests of our shareowners.

What We Do		What We Don’t Do
✓	Pay for performance	✗	Employment contracts
✓	Balanced mix of fixed and variable pay	✗	Stock option grants
✓	Meaningful stock ownership requirements	✗	Separate change in control agreements
✓	Use an independent compensation adviser	✗	Excise tax gross-ups upon change in control
✓	Allocate a significant portion of pay in stock	✗	Guaranteed bonuses
✓	Independent compensation committee	✗	Excessive perquisites
✓	Mitigate undue risk in compensation programs	✗	Income tax “gross-up bonuses”Award shares for the “passage of time”
✓	Broad clawback policy for incentive compensation

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COMPENSATION COMMITTEE REPORT

Our Compensation Committee met five times in 2023, including three executive sessions with only the Compensation Committee members present. Mr. Criser, the chair of our Committee, sets the meeting dates and agenda for the committee. In the past year, the Committee:

•	Held an executive session to discuss the 2023 performance of Mr. Smith. In accordance with our charter, Mr. Criser distributed an evaluation to all outside directors, and then collected and compiled the results of the evaluations. He presented the summarized and aggregated results for review by our Committee;
•	Reviewed and approved Mr. Smith’s 2023 base salary of $476,000, and targeted short-term incentive compensation of $655,500; Mr. Barron’s 2023 base salary of $452,500, and targeted short-term incentive compensation of $570,000 and Mr. Larkin’s 2023 base salary of $310,500 and targeted short-term incentive compensation of $199,500;
•	Reviewed and approved 2023 Long-Term Incentive Plans for Mr. Smith targeted at $250,000 and Mr. Barron targeted at $100,000;
•	Reviewed total compensation for 9 executive and senior managers, including a review of incentive plans and relative risk to the Company;
•	Reviewed executive perquisites and found them to be reasonable;
•	Reviewed stock ownership positions for all senior managers and directors;
•	Discussed and approved calculation and amount of clawback of 2022 Executive Management compensation based on 2022 restated financial statements;
•	Reviewed our director compensation and recommended changes for 2023 as disclosed on page 18; and
•	Discussed strategic compensation issues.

We have also reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K included in this Proxy Statement. Based on that review and discussion, we have recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in this Proxy Statement.

2023 Compensation Committee

Marshall M. Criser III (Chair)

William F. Butler

Kimberly A. Crowell

Laura L. Johnson

Compensation and Benefits Strategy

Our compensation strategy provides broad guidance on senior management compensation and more specifically on the compensation of the named executive officers. Our compensation objectives are to provide compensation programs that:

•	Align compensation with shareowner value;
•	Provide a direct and transparent link between our performance and pay for our CEO and senior management;
•	Make wise use of our equity resources to ensure compatibility between senior management and shareowner interests;

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•	Align the interests of our executive officers with those of our shareowners through performance-based incentive plans; and
•	Award total compensation that is both reasonable and effective in attracting, motivating and retaining key associates.

We believe that accomplishing corporate goals is essential for our continued success and sustained financial performance. Therefore, we believe that executive officer compensation should be largely at-risk and performance based. Specific targets and weightings used for establishing short-term and long-term performance goals are subject to change at the beginning of each measurement period, and are influenced by the Board’s desire to emphasize performance in certain areas. Each year, the Compensation Committee reviews and approves all executive officer performance-based goals.

The compensation and benefits programs for our executives are designed with the goal of providing compensation that is fair, reasonable and competitive. These programs are intended to help us recruit and retain qualified executives, and provide rewards that are linked to performance while also aligning the interests of executives with those of our shareowners.

Compensation Philosophy

The Compensation Committee, with Board approval, has adopted the following compensation philosophy and set the following compensation objectives:

•	Target base salaries for our senior executives at the 50th percentile of our selected peer group unless an exception is approved by our Compensation Committee due to performance, experience, or market demand;
•	Position direct compensation (salary, cash and equity compensation) of our senior executives at the 75th percentile of our selected peer group of banks dependent upon performance, to attract top talent and to recognize exceptional performance by management;
•	Target variable (pay for performance) compensation to at least 30% of total compensation mix;
•	Continue, over time, the alignment of senior management’s interests with those of our shareowners (the percentage of equity compensation should increase relative to total incentive compensation); and
•	Target total annual fees, including retainer, equity compensation, board meeting fees, committee chairman fees, committee meeting fees, and Lead Independent Director fees, to be between the 50th and 75th percentile of our selected peer group unless an exemption is approved by our Compensation Committee due to company performance or market demand.

We discuss the composition of our peer group and our benchmarking practices in further detail below.

Executive Compensation Policy Decisions

The Compensation Committee has adopted a number of policies to further the goals of our executive compensation program, particularly with respect to strengthening the alignment of our executives’ interests with our shareowners’ long-term interests. Further, the Compensation Committee believes the policies set forth below are effective based on the stability of our management team and our ability to attract talent from outside the Company.

Stock Ownership Expectations

We maintain stock ownership expectations for all senior managers, including our executive officers. Under our current guidelines, all senior managers are expected to own shares of our common stock equal in value to at least one and a half times their annual base salary; Mr. Barron, Mr. Larkin, and Bethany H. Corum are expected to own shares of our common stock equal in value to at least two times their annual base salary; and Mr. Smith is expected to own shares of our common stock equal in value to at least three times his annual base salary. Compliance is expected within six years of becoming a senior manager or executive officer.

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The Compensation Committee has determined that, as of December 31, 2023, Mr. Smith and Mr. Barron have met our share ownership expectations and Mr. Larkin and all other senior managers covered by this program are making significant strides in meeting the ownership expectations.

Stock Options

We ceased granting stock options in 2007 and there are currently no stock options outstanding.

Prohibition on Repricing Stock Options

By the terms of the 2021 Associate Incentive Plan, which is the only plan we may use to grant stock options, repricing stock options is prohibited without shareowner approval.

Employee, Officer and Director Hedging

We do not have any practices or policies regarding hedging.

Employment Agreements and Severance Agreements

We believe the employment of our executive officers should remain “at will.” Therefore, none of our executive officers have an employment agreement or severance agreement with us.

Incentive Compensation Clawback

Effective October 2, 2023, the Board of Directors updated our compensation recovery policy in accordance with the requirements of the Nasdaq listing standard adopted pursuant to SEC rules (the “Clawback Policy”). The Clawback Policy provides, among other things, that we will seek to recover any erroneously awarded incentive-based compensation received by covered executives of the Company (which are determined from time to time by the Compensation Committee of the Board and includes current and former executive officers) during the three completed fiscal years preceding any date on which we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under the securities laws.

On December 22, 2023, the Company filed amendments (the “Restatements”) to its Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and its Quarterly Reports on Form 10-Q for the three months ended March 31, 2023 and the three and six months ended June 30, 2023, including restated financial statements and related disclosures (collectively, the “Impacted Financial Statements”). The Company concluded that, although there was erroneously awarded compensation based on the Impacted Financial Statements, the Clawback Policy did not apply because the relevant compensation was received prior to the policy’s effective date of October 2, 2023. However, our former clawback policy did apply to compensation awarded based on the Impacted Financial Statements and the Company recouped compensation totaling $142,545 erroneously awarded in 2022 to Mr. Smith, Mr. Barron, Mr. Larkin, and Mr. J. Kimbrough Davis (our former Chief Financial Officer). Refer to the Summary Compensation Table on page 35 for additional detail.

Further, in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, the Company restated the Statements of Cash Flows in the Company’s consolidated financial statements for the years ended December 31, 2021 and 2022, the three month periods ended March 31, 2022 and 2023, the six month periods ended June 30, 2022 and 2023, and the nine month periods ended September 30, 2022 and 2023 (collectively, the “Impacted Statements of Cash Flows”). No award compensation was paid to our employees based upon the line items that were corrected in the Impacted Statements of Cash Flows.

Compensation Program Design

Compensation Framework

We design our specific compensation elements based on the following:

•	Performance: We believe that the best way to accomplish alignment of compensation plans with the participants’ interests is to directly link pay to individual and Company performance.
•	Competitiveness: Compensation and benefits programs are designed to be competitive with those provided by companies with whom we compete for talent. Benefits programs are not based on performance.

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•	Cost: Compensation and benefit programs are designed to be cost-effective and affordable, ensuring that the interests of our shareowners are considered.
•	Peer Group: The relevant peer group for comparison of compensation and benefits programs consists of commercial banks and thrifts with a geographic footprint or asset base similar to ours.

Specific Compensation Elements

Our executive compensation program is comprised of four discrete elements (which are each described in further detail below):

•	Base salary
•	Incentive compensation
•	Benefits and perquisites
•	Post-termination compensation and retirement benefits

Discussion of Specific Compensation Elements

Base Salary

Our compensation philosophy guideline is to target base salaries at the 50th percentile of our peer group; however, superior performance may warrant a base salary in excess of this target. Our Compensation Committee believes that this target level will allow us to attract and retain the talent necessary to achieve our performance goals. The base salaries for the named executive officers are determined by analyzing available market data as well as taking into account the experience and performance of the individual. In 2023, all named executive officers received an increase in base salary. The increases were Mr. Smith, 3.03%; Mr. Barron, 4.02% and Mr. Larkin, 7.07%. Mr. Smith’s base salary is 20.80% below the 50th percentile base salary of our peer group. His relatively low base salary is not reflective of his performance or experience level. It has been historically low compared to our peer group benchmark and the Compensation Committee continues to place great emphasis on bringing Mr. Smith’s base salary in line with the stated target level. Mr. Barron’s base salary is 6.60% below the 50th percentile and Mr. Larkin’s base salary is 13.03% below the 50th percentile. We consider an officer’s salary to be in line with the benchmark if it is within +/- 15% of the benchmark.

Incentive Compensation

In addition to their base salary, each named executive officer has the opportunity to earn annual incentive compensation. The Compensation Committee believes a competitive overall compensation package should include incentive compensation in the form of both cash and equity awards. The Compensation Committee believes, based on past advice from its compensation consultant, targeting incentive compensation equal to or greater than 30% of total compensation is sufficient to change behaviors relative to performance. As a result, we believe our total incentive-based compensation target of at least 30% of total compensation is appropriate.

In 2023, Mr. Smith’s targeted incentive compensation was 64.13% of his total targeted compensation, Mr. Barron’s was 57.91% and Mr. Larkin’s was 39.12%. We believe the differences of potential impact each executive officer has on our performance warrants differences in how much compensation they individually have at risk. Messrs. Smith and Barron have an opportunity to earn incentives under a long term plan.

In 2023, Mr. Smith’s total targeted incentive compensation of $905,500 was comprised of 65.33% cash and 34.67% equity and includes both short term and long term incentive plans. Mr. Barron’s total target incentive compensation of $670,000 was comprised of 69.77% cash and 30.23% equity, and includes both short-term and long-term incentive plans. Mr. Larkin’s total target incentive compensation of $199,500 was comprised of 75% cash and 25% equity, and includes only a short-term incentive plan. The difference in allocation between cash and equity among the named executive officers is due to each executive’s responsibilities.

The base and incentive (cash and equity) compensation for Messrs. Smith, Barron, and Larkin placed them below the 75th percentile for total compensation, relative to their respective peers.

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Cash Incentive Plan. Cash incentives for each of the named executive officers are based on performance with regard to goals established by the Compensation Committee. In 2023, measurement was based on three distinct goals that were weighted based on their relative relationship to overall performance including:

•	achieving net income greater than $56,684 million (weighted at 60%);
•	achieving an efficiency ratio of less than 65.05% (weighted at 20%); and
•	achieving a classified asset level of no more than $29.773 million (weighted at 20%);

All three goals were achieved at a level allowing payment. Net income paid out at 68.77%, efficiency ratio paid out at 54.28%, and classified assets paid out at 200%. Factoring in the component weighting of each goal, the total payout was 92.12%.

Messrs. Smith, Barron, and Larkin received a payout of $452,885; $393,813; and $137,835, respectively, under the Cash Incentive Plan. The payout represented 92.12% of the target.

Although the goals are generally consistent from year to year, the Compensation Committee evaluates the exact goals each year to better align incentives with the Company’s strategy. The goals can be based upon performing loan levels; loan growth; classified or non-performing asset levels; net charge-offs; deposit levels, including growth; increase in shareowner value; stock price; revenue, including growth; net interest income; fee income; net interest margin; non-interest income; non-interest expense; loan loss provision expense; expense management; net income; earnings per share; return on assets; return on shareowners’ equity; return on capital; efficiency ratio; or the extent to which direct reporting managers meet their own goals based on designated metrics.

The total economic value of the Cash Incentive Plan for each named executive officer is set as a percentage of total incentive compensation. The total economic value of the target award at the 100% payout level represents 75% of total annual incentive compensation.

Stock-Based Incentive Plan. The Stock-Based Incentive Plan is a performance-based equity bonus plan in which selected members of management, including all named executive officers, are eligible to participate. The Stock-Based Incentive Plan is administered under our 2021 Associate Incentive Plan. The Compensation Committee believes the equity component of our incentive compensation package creates ownership in the Company and aligns the goals of our shareowners and named executive officers because it provides incentives to our named executive officers to focus on improving long-term performance. Payments under the Stock-Based Incentive Plan for named executive officers are payable as an award of 100% in performance shares and are designed to align the economic interests of management with those of our shareowners.

Under the Stock-Based Incentive Plan, in 2023, all participants were eligible to earn an equity award tied to achievement of three distinct objectives weighted based on their relative relationship to overall performance of the Company:

•	achieving net income greater than $56,684 million (weighted at 60%);
•	achieving an efficiency ratio of less than 65.05% (weighted at 20%); and
•	achieving a classified asset level of no more than $29,773 million (weighted at 20%)

Depending on performance, component payouts under the plan could have ranged from 0% to 200% of the target, and the maximum payout, in aggregate, could have been 200%.

All three goals were achieved. Net income paid out at 68.77%, efficiency ratio paid out at 54.28%, and classified assets paid out at 200%. Factoring in the component weighting of each goal, the total payout was 92.12%.

Similar to the Cash Incentive Plan, the goals are generally consistent from year to year, but may change to align management’s incentive with the Company’s strategy. The goals are generally selected from the same group of metrics as available to be used in the Cash Incentive Plan.

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The total economic value of the award for each named executive officer is set as a percentage of total incentive compensation. The total economic value of the target award at the 100% payout level is 100% in performance shares and represents 25% of total incentive compensation. The formula used a stock price of $33.69 to arrive at the number of performance shares granted. The price was derived based on the average high and low of the previous 10 trading days from date of grant (February 23, 2023). This formula was set by the terms of the 2021 Associate Incentive Plan.

For 2023, the named executive officers received the following shares:

Name	100% Payout	Maximum Payout	2023 Actual Payout
William G. Smith, Jr.	4,864	9,728	4,481
Thomas A. Barron	4,230	8,460	3,896
Jeptha E. Larkin	1,480	2,960	1,364

Awards earned under the Stock-Based Incentive Plan are issued in the calendar quarter following the calendar year in which the awards were earned. Generally, any awards earned are issued in late January or early February.

Long-term Incentive Plan (LTIP) – Compound Annual Growth Rate in Diluted EPS. The Compensation Committee awards Messrs. Smith and Barron performance shares as provided in the 2021 Associate Incentive Plan. This plan is designed to correlate compensation with the long-term growth of the Company. Pursuant to this three-year plan, which is adopted each year to allow for the annual adoption of rolling three-year goals, we award performance shares and cash with an economic value equivalent ranging from $0 to $500,000 after the conclusion of each three-year performance period for Mr. Smith. For the year ended December 31, 2023, Mr. Barron could be awarded performance shares and cash with an economic value equivalent ranging from $0 to $200,000 after the conclusion of each performance period. Mr. Larkin does not currently have an LTIP.

Details of Mr. Smith’s long-term incentive plan

For the 2022 plan (with a possible payout in 2025 based on 2022-24 performance), the target award of $250,000 is based on Capital City achieving a 10% three-year compound annual growth rate in diluted earnings per share using $1.98 per share (2021 earnings) as the base amount. A maximum award of $500,000 would be earned if the compound annual growth rate in diluted earnings per share equals or exceeds 12.5%, the maximum performance level.

For the 2023 plan (with a possible payout in 2026 based on 2023-25 performance), the target award of $250,000 is based on Capital City achieving a 10% three-year compound annual growth rate in diluted earnings per share using $1.97 per share (2022 earnings) as the base amount (updated as a result of the Restatements from $2.36 per share as previously disclosed in our proxy statement for the 2023 Annual Meeting of Shareowners). A maximum award of $500,000 would be earned if the compound annual growth rate in diluted earnings per share equals or exceeds 12.5%, the maximum performance level.

For the 2024 plan (with a possible payout in 2027 based on 2024-26 performance), the target award of $250,000 is based on Capital City achieving a 10% three-year compound annual growth rate in diluted earnings per share using $3.07 per share (2023 earnings) as the base amount. A maximum award of $500,000 would be earned if the compound annual growth rate in diluted earnings per share equals or exceeds 12.5%, the maximum performance level.

Details of Mr. Barron’s long-term incentive plan

For the 2022 plan (with a possible payout in 2025 based on 2022-24 performance), the target award of $100,000 is based on Capital City achieving a 10% three-year compound annual growth rate in diluted earnings per share using $1.98 per share (2021 earnings) as the base amount. A maximum award of $200,000 would be earned if the compound annual growth rate in diluted earnings per share equals or exceeds 12.5%, the maximum performance level.

For the 2023 plan (with a possible payout in 2026 based on 2023-25 performance), the target award of $100,000 is based on Capital City achieving a 10% three-year compound annual growth rate in diluted earnings per share using $1.97 per share (2022 earnings) as the base amount (updated as a result of the Restatements from $2.36 per share as previously disclosed in our proxy statement for the 2023 Annual Meeting of Shareowners). A maximum award of $200,000 would be earned if the compound annual growth rate in diluted earnings per share equals or exceeds 12.5%, the maximum performance level.

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For the 2024 plan (with a possible payout in 2027 based on 2024-26 performance), the target award of $100,000 is based on Capital City achieving a 10% three-year compound annual growth rate in diluted earnings per share using $3.07 per share (2023 earnings) as the base amount. A maximum award of $200,000 would be earned if the compound annual growth rate in diluted earnings per share equals or exceeds 12.5%, the maximum performance level.

Benefits and Perquisites

Determining Benefit Levels. Benefit levels are reviewed periodically to ensure that the plans and programs provided are competitive and cost-effective for us, and support our human capital needs. Benefit levels are not tied to company, business area or individual performance.

Perquisites. We provide our named executive officers with perquisites that we believe are reasonable, competitive and consistent with our overall executive compensation program. The value of the perquisites for each named executive officer in the aggregate is less than $10,000.

Health, Dental, Disability and Life Insurance Coverage. The core insurance package for our named executive officers and senior management team includes health, dental, disability and basic group life insurance coverage. Our named executives and senior management participate in these benefits on the same basis as our other associates.

Paid Time-Off Benefits. We provide vacation and other paid holidays to all associates, including our named executive officers and senior management team, which are comparable to those provided at similarly sized financial institutions.

Post-Termination Compensation and Retirement Benefits

We provide retirement benefits to named executive officers and senior management through a combination of qualified (under the Internal Revenue Code) and nonqualified plans.

Retirement Plan. The Retirement Plan is a tax-qualified, noncontributory defined benefit plan intended to provide for an associate’s financial security in retirement. All full-time and part-time associates, hired prior to January 1, 2020 with 1,000 hours of service annually are eligible for the Retirement Plan. The Retirement Plan was closed to new entrants as of January 1, 2020.

401(k) Plan. The 401(k) plan provides associates the opportunity to save for retirement on a tax-favored basis. For associates hired after January 1, 2002, the associates receive a reduced pension benefit under the Retirement Plan and a 50% matching contribution (matched up to 6% of cash compensation) under the 401(k) Plan. For associates hired after December 31, 2019, no pension benefit is available, but each is eligible for a 3% annual company-paid contribution, regardless of deferral status. Executives may elect to participate in the 401(k) Plan on the same basis as our other similarly situated associates. No named executive officers are currently eligible for the company-sponsored match.

Supplemental Executive Retirement Plan. Messrs. Smith and Barron participate in our Supplemental Executive Retirement Plan (“SERP”) and, as of March 2024, Mr. Larkin participates in our Supplemental Executive Retirement Plan II (“SERP II” and, together with the SERP, the “SERPs”). The SERPs are nonqualified plans which provide benefits in excess of the Retirement Plan. The SERPs are designed to restore a portion of the benefits that the participants would otherwise receive under our Retirement Plan, if these benefits were not limited by U.S. tax laws. This more closely aligns the benefits of our named executive officers with those of other Retirement Plan participants. We have no obligation to fund the SERPs, but accrue for our anticipated obligations under the SERPs on an annual basis.

Benchmarking

We use benchmarking as a method to understand what similar positions pay in similar organizations. In setting 2023 executive compensation and director compensation, the Compensation Committee engaged Blanchard Consulting to create a custom peer group, based on the following traits: publicly traded bank holding company with 2022 assets at year end between $2B - $12B, and located in Florida and nearby states. Peers were then narrowed to include only those which had filed a current proxy statement with executive compensation data.

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CCBG Peer Group Comparison

•	Blanchard to ISS – Blanchard’s custom peer group development for CCBG focused on peers within the same industry; all peers have the same eight digit GICS classification as CCBG. All of CCBG’s peers are within the asset size range recommended by ISS (0.4 to 2.5 times). CCBG’s peer group has 24 peers, while ISS peer groups contain between 14 and 24 peers. ISS has indicated that it will use as many as 24 peers when enough peers with the same eight digit GICS classification are available. CCBG is at the 55th percentile of the peer group in assets as of 2022 fiscal year end and 45th percentile as of the most recent quarter. Choosing peers which keep the subject company near the group median (50th percentile) is an ISS peer group selection priority.

•	Blanchard to Glass Lewis/CGLytics – Glass Lewis states it starts with a company’s self-disclosed peers, then includes investor views on both industry-based and country-based peers, in addition to the company’s “peer of peers.” This methodology then scrutinizes a larger pool of potential peers by introducing additional screens based on corporate revenue, market capitalization and assets, weightings for peers based on the source and frequency of confirmation, and peer rankings based on a strength-of-connection approach. Since all of CCBG’s peers are within the same industry and have similar asset size, they would likely overlap with a Glass Lewis peer group.

•	Summary – Overall, the CCBG custom peer group was developed using metrics in line with the methods of the two largest international proxy advisory groups. Potential peer groups developed for CCBG by either of these groups to analyze executive pay and company performance should have overlap with the CCBG peer group used in this analysis.

Benchmarking is the primary tool we use to set executive compensation; however, we also review individual performance and industry trends in terms of increases to executive compensation. For Mr. Smith, we also undertake a 10-year historical compensation review.

The compensation peer group is not identical to the peer group used to measure company performance, due to difficulty in gathering compensation data from nonpublic companies. Company performance data can be gathered from financial institution call reports for public and nonpublic financial institutions. However, some of the institutions represented on the compensation peer group are included in the Company performance peer group.

Financial Institution	Total Assets ($ in thousands)(1)
Amerant Bancorp, Inc.	9,127,804
American National Bankshares Inc.	3,065,902
BancPlus Corporation	7,034,821
Blue Ridge Bankshares, Inc.	3,141,045
Business First Bancshares, Inc.	5,990,460
C&F Financial Corporation	2,332,317
Carter Bankshares, Inc	4,204,519
Colony Bankcorp, Inc.	2,936,570
Community Trust Bancorp, Inc.	5,380,316
First Bancorp	10,625,049
First Bancshares, Inc.	6,461,717
First Community Bancshares, Inc.	3,135,572
First Guaranty Bancshares, Inc.	3,151,347
Home Bancorp, Inc.	3,228,280
HomeTrust Bancshares, Inc.	3,549,204
Investar Holding Corporation	2,753,807
Origin Bancorp, Inc.	9,686,067
Primis Financial Corp.	3,571,537
Red River Bankshares, Inc.	3,082,686
Republic Bancorp, Inc.	5,835,543
Seacoast Banking Corporation of Florida	12,145,762
SmartFinancial, Inc.	4,637,498
Stock Yards Bancorp, Inc.	7,496,261
Wilson Bank Holding Co.	4,285,650

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(1)	All data is for fiscal year end 2022, which was the latest available data when we set 2023 compensation.

Pay ratio disclosure

The following information discloses the ratio of our median employee’s annual total compensation to the annual total compensation of our principal executive officer (‟PEO”), Mr. Smith.

In determining the median employee, we prepared a list of all employees (excluding our PEO) as of December 31, 2023 (other than employees on leave of absence). Wages and salaries were annualized for employees who began employment after January 1, 2023 or who took a leave of absence during 2023. We had 989 employees during calendar year 2023, including short-term and partial-year employees (i.e., new hires, temporary, etc.). We annualized compensation figures for all employees newly hired during 2023. For simplicity, we excluded the value of the our 401(k) plan and medical benefits provided in selecting the median employee because all employees (including our PEO) are provided the exact same benefits. We then selected the employee who earned the median compensation for 2023.

For purposes of determining our PEO pay ratio, we are permitted to use the same median employee for up to three years, provided there is no material change to the employment population or change in employee compensation arrangements that would significantly impact our pay ratio disclosure. We elected to continue using our median employee as determined by our 2021 analysis.

Once we identified the median employee, we added that individual’s Change in Pension Value to his/her annual compensation, continuing to mirror the Executive Compensation – Summary Compensation Table structure.

In determining the ratio, we included all compensation paid to the median employee, including base salary, incentive awards, and overtime; however, we did not include any benefits (i.e., employer paid premiums, group term life values, etc.), consistent with the compensation disclosures  in Executive Compensation – Summary Compensation Table.

The median of the annual total compensation of all of our employees (excluding our PEO) was $60,837. The annual total compensation of our PEO was $ 1,890,467 resulting in an estimated ratio of PEO to Median Employee Total Compensation of 31.07 to 1.

Because of the high variability of pension value each year, particularly when the age of our PEO and our identified median employee is significant, we are also providing a ratio excluding the change in pension value. The median of the annual total compensation of all of our employees (excluding our PEO) was $57,945 excluding the change in pension value. The annual total compensation of our PEO (excluding the change in pension value) was $ 1,457,279, resulting in an estimated ratio of PEO to Median Employee Total Compensation excluding the change in pension value of 25.15 to 1.

Impact of Regulatory Requirements

Federal Reserve and FDIC Guidance

In 2010, the Federal Reserve issued final comprehensive guidance regarding the manner in which banks and bank holding companies pay incentive compensation. In accordance with the final guidance, all banking organizations supervised by the Federal Reserve are required to review the incentive compensation arrangements of: senior executive officers and others responsible for oversight of company-wide activities or material business lines; individual employees, including nonexecutive employees, whose activities may expose the bank to material amounts of risk; and groups of employees who are subject to the same or similar incentive compensation arrangements and who, in the aggregate, may expose the bank to material amounts of risk. Our Compensation Committee has conducted a review to ensure that compensation is structured in a manner so as not to encourage excessive risk-taking.

Impact on Say-on-Pay Vote

We provide our shareowners with the opportunity to cast an advisory vote on executive compensation (“Say-on-Pay”) every three years. At our Annual Meeting in 2023, out of the 12,010,505 votes cast (excluding abstentions and broker nonvotes), our shareowners cast 11,864,934 shares, or 98.8%, “For” approval of our executive compensation. The Compensation

32     Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

Committee believes this vote affirmed shareowners’ support of our approach to executive compensation. The Compensation Committee will continue to consider the outcome of the Say-on-Pay vote when making future compensation decisions for our named executive officers.

Compensation Committee Process and Procedures

Scope of Authority

The Compensation Committee has strategic and administrative responsibility for a broad range of issues, including reviewing, authorizing, and approving compensation to be paid to our executive officers, directors, and our senior management team. The Corporate Governance and Nominating Committee recommends to the Board, and the Board appoints, each member of the Compensation Committee. The Corporate Governance and Nominating Committee has evaluated, and the Board has determined, that each member of the Compensation Committee is an independent director.

The Compensation Committee’s policy is to review executive compensation, including incentive goals, at least annually. The Compensation Committee also periodically reviews benefits and perquisites, reviews and provides oversight of our compensation philosophy, serves as the administrative committee for our equity-based plans, and reviews stock ownership guidelines for our executive officers and directors.

Delegation of Authority

The Compensation Committee’s charter permits the delegation of its authority to our Chief Operating Officer to administer compensation and benefits programs. In 2023, the Compensation Committee delegated the administration of all associate compensation, benefit and welfare plans to Bethany H. Corum, Capital City Bank’s Chief Operating Officer.

None of the members of the Compensation Committee is an executive officer of a public company of which one of our executive officers is a director.

Independent Consultants

In carrying out its responsibilities, the Compensation Committee evaluates the information and recommendations put forth by management and its independent advisors in making its decisions regarding executive compensation. The Compensation Committee’s decisions are made with the objective of providing fair, equitable and performance-based compensation to executives in a manner that is affordable and cost effective for our shareowners. In 2023, the Compensation Committee engaged Blanchard Consulting Group to create a custom peer group for the purpose of benchmarking executive officer and director compensation.

Management’s Role

The Compensation Committee sets compensation for the Chief Executive Officer based on data provided by the Chief Operating Officer and a review of peer group statistics. In addition, the Compensation Committee reviews and approves the Chief Executive Officer’s recommendations for other executive officers’ compensation. In making these decisions, the Compensation Committee relies on information and recommendations provided by the Chief Executive Officer and Chief Operating Officer. The key roles played by management in assisting the Compensation Committee to determine compensation levels for our named executive officers are as follows:

•	Develop performance measures: Identify appropriate performance measures and recommend performance targets that are used to determine annual and long-term awards.
•	Compile benchmark data: Management participates in compensation surveys through reputable third-party firms which are used to gather data on base salary, annual cash and long-term performance awards. In reviewing and setting 2023 senior management compensation, we used custom compensation profiles created by an independent consultant engaged by the Compensation Committee in 2023. Senior management compensation profiles are updated every two years and time-adjusted in alternate years. For executive officers and senior management, we used peer group data gathered by Blanchard Consulting Group. The Chief Operating Officer also provides historical compensation data for each position reviewed by the Compensation Committee.
•	Develop compensation guidelines: Using the benchmark survey data and publicly disclosed compensation information as the foundation, management develops compensation guidelines for each executive position, such as

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targeting base salaries for our senior executives at the 50th percentile of our selected peer group and total direct compensation (salary, cash and equity compensation) at the 75th percentile. These guidelines are provided to the PEO as the basis for his recommendations regarding individual compensation actions. In addition, executives are briefed on the guidelines.

The key members of management involved in the executive compensation process were Mr. Smith and Mrs. Corum. Mr. Smith has no involvement in setting his own compensation and was not present during the Compensation Committee’s deliberations regarding his own compensation. Mrs. Corum attends all meetings of the Compensation Committee to provide information to the Compensation Committee members and to take minutes of the meetings. At times, the Compensation Committee conducts executive sessions. Mrs. Corum is excused from all executive sessions and the Chairman of the Committee communicates any decisions for inclusion in the minutes. Management (other than Mr. Smith and Mr. Barron solely in their roles as directors approving the Compensation Committee’s recommendations) had no role in setting compensation for the independent directors.

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EXECUTIVE COMPENSATION

Summary Compensation Table for 2023, 2022, and 2021

The following summary compensation table shows compensation information for our principal executive officer, principal financial officer, and our president for each of the three previous fiscal years. Amounts listed under column (f), “Nonequity Incentive Plan Compensation” are determined by the Compensation Committee at its first meeting following the year in which the compensation is earned and paid to the executives shortly after such determination is made.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
						Change in
						Pension Value			Total
						and			Without
						Nonqualified			Change
					Nonequity	Deferred			in
				Stock	Incentive Plan	Compensation	All Other		Pension
Name and		Salary	Bonus	Awards	Compensation	Earnings	Compensation	Total	Value
Principal Position	Year	($)(1)	($)	($)(2)	($)(3)	($)(4)	($)(5)	($)	($)(6)
William G. Smith, Jr.	2023	476,000	0	317,776	652,885	433,188	10,618	1,890,467	1,457,279
Chairman, President, and	2022	462,000	0	237,669	443,866	(1,917,485)	8,151	(765,799)	1,151,686
Chief Executive Officer	2021	440,000	0	256,482	320,448	214,283	8,151	1,238,364	1,024,081
Thomas A. Barron	2023	452,500	0	205,026	473,813	229,398	6,968	1,367,705	1,138,307
President, Capital City	2022	435,000	0	138,089	384,850	(1,433,450)	9,800	(465,711)	967,739
Bank	2021	415,000	0	118,031	259,204	(11,935)	7,451	787,751	799,686
Jeptha E. Larkin(7)	2023	310,500	0	50,497	137,834	398,149	9,564	906,544	508,395
Executive Vice President and Chief Financial Officer

(1)	We have no employment agreements with our named executive officers.
(2)	The amounts in column (e) reflect the grant date fair value of stock awards under our Stock-Based Incentive Plan and LTIP, as determined under applicable SEC and accounting rules. See “Grants of Plan-Based Awards in 2023,” on page 36, below, for additional information. Among other things, these rules require that the amounts shown in column (e) for the LTIP awards be based upon the probable outcome of the performance conditions. The named executive officers may never realize any value from the awards under the LTIP and, to the extent that they do, the amounts realized may be different than the amounts reported above. As discussed in the Compensation Discussion & Analysis, for Mr. Smith, the maximum value of the stock portion of the LTIP award each year is $300,000; for Mr. Barron, the maximum value of the stock portion of the LTIP award each year is $120,000. For 2022, column (e) amounts were adjusted in the following amounts to reflect the recoupment of erroneously awarded compensation related to the Restatements: Mr. Smith = $17,609 and Mr. Barron = $12,074.
(3)	The amounts in column (f) reflect the cash awards to the named individuals under the Cash Incentive Plan, the cash portion of the awards under the Stock-Based Incentive Plan (prior to 2023), and the cash portion of the awards under the LTIP, all of which is discussed further in the Compensation Discussion & Analysis. For each of the named executive officers, awards under the Cash Incentive Plan were paid out at approximately 92.12%, 176.15%, and 118.04% of the target awards for 2023, 2022, and 2021 respectively. In 2023, the cash award component of the Stock-Based Incentive Plan was discontinued. Cash awards under the Stock-Based Incentive Plan were as follows:
	2023	2022	2021
William G. Smith, Jr.	N/A	82,638	82,628
Thomas A. Barron	N/A	46,604	51,938
Jeptha E. Larkin	N/A	N/A	N/A

Cash awards under the LTIP are shown in the third year of the three-year performance period, but only if actually paid out. Awards were as follows:

	2023	2022	2021
William G. Smith, Jr.	200,000	52,940	31,250
Thomas A. Barron	80,000	21,176	12,500
Jeptha E. Larkin	N/A	N/A	N/A

These amounts were earned during the years indicated and were paid to our named executive officers in January of the following year.

For 2022, column (e) amounts were adjusted in the following amounts to reflect the recoupment of erroneously awarded compensation related to the Restatements: Mr. Smith = $41,087 and Mr. Barron = $38,236.

(4)	The amounts in column (g) reflect the actuarial increase (decrease) in the present value of the named executive officer’s benefits under all pension plans established by us determined using the assumptions consistent with those used in our financial statements, which are discussed in further detail on page 38 under the heading “Pension Benefits.”

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement     35

(5)	The amount shown in column (h) reflects for each named executive officer a life insurance premium and personal use of a company car. For amounts reported in this column for Mr. Smith for 2023, $4,078 reflects amounts paid for the life insurance premium and $6,540 reflects amounts paid for personal use of a company car.
(6)	To show the effects that the year-over-year change in pension value had on total compensation, as determined under applicable SEC rules, we have included an additional column (j) to show total compensation minus the change in pension value. The amounts reported in the Total Without Change in Pension Value column may differ substantially from the amounts reported in the Total column required under SEC rules and are not a substitute for total compensation. Total Without Change in Pension Value represents total compensation, as determined under applicable SEC rules, minus the change in pension value reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column (but including the nonqualified deferred compensation earnings reported in that column, if any). The change in pension value is subject to many external variables, such as interest rates, that are not related to Company performance. Therefore, we do not believe a year-over-year change in pension value is helpful in evaluating compensation for comparative purposes and instead, believe shareowners may find the accumulated pension benefits in the 2023 Pension Benefits table on page 39 a more useful calculation of the pension benefits provided to the named executive officers.
(7)	Mr. Larkin was not one of our Named Executive Officers in 2021 or 2022 so his compensation for those years has been omitted.

Grants of Plan-Based Awards in 2023

As discussed in the Compensation Discussion and Analysis, cash bonus plan payouts and performance share units are awarded only when we achieve Board-approved established levels of performance.

									Grant Date Fair
			Estimated Possible Payouts Under			Estimated Future Payouts Under			Value of Stock
			Nonequity Incentive Plan Awards			Equity Incentive Plan Awards			Awards
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
	Award	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Type	Date	($)	($)	($)	($)	($)	($)	($)
William G. Smith, Jr.	Cash	N/A	—	491,625	983,250	—	—	—	—
	Stock(1)	2/23/23	—	—	—	—	163,875	327,750	165,918
	LTIP(2)	2/23/23	—	—	—	—	250,000	500,000	151,858
Thomas A. Barron	Cash	N/A	—	427,500	855,000	—	—	—	—
	Stock(1)	2/23/23	—	—	—	—	142,500	285,000	144,276
	LTIP(2)	2/23/23	—	—	—	—	100,000	200,000	60,750
Jeptha E. Larkin	Cash	N/A	—	149,625	299,250
	Stock(1)	2/23/23	—	—	—	—	49,875	99,750	50,497
	LTIP	N/A	—	—	—	—	—	—	—
(1)	Represents the Stock-Based Incentive Plan, administered under the 2021 Associate Incentive Plan. Payments are payable 100% in performance shares.
(2)	Represents the LTIP pursuant to which we award performance shares with an economic value equivalent ranging from $0 - $500,000 for Mr. Smith and ranging from $0 - $200,00 for Mr. Barron, representing 60% equity and 40% cash. For Mr. Smith, the plan has a target award of $250,000 and a maximum award of $500,000. For Mr. Barron, the plan has a target award of $100,000 and a maximum award of $200,000. The target award is based on the Company earning $2.62 per share in 2025. The award is based on compounded growth in diluted earnings per share. The number of performance shares that can be earned is calculated based on the average highs and lows of the previous 10 trading days from date of grant (February 23, 2023). The formula is set by the terms of the 2021 Associate Incentive Plan.

36     Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

Outstanding Equity Awards at Fiscal Year-End 2023

The following table provides information on outstanding equity awards for our executive officers named in the Summary Compensation Table at the end of 2023 (except for Mr. Larkin who did not have any outstanding equity awards at the end of 2023).

		Stock Awards
		Equity Incentive Plan Awards: Number of	Equity Incentive Plan Awards: Market or Payout Value
		Unearned Shares, Units or Other Rights That	of Unearned Shares, Units or Other Rights That
		Have Not Vested	Have Not Vested
Name	Grant Date	(#)(1)	($)(2)
(a)	(b)	(c)	(d)
William G. Smith, Jr.	2/23/23	4,452	131,022
	2/23/22	5,390	158,628
Thomas A. Barron	2/23/23	1,781	52,415
	2/23/22	2,156	63,451

(1)	This column reflects performance shares granted assuming the performance goals are met at the 100% level. These shares are conditioned upon a component of an equity security (compounded growth in diluted earnings per share) performance during a three-year cycle. An award, if earned, will be determined and be paid following the performance period.
(2)	The dollar amounts shown in this column are determined by multiplying (x) the number of performance shares shown in Column (c) by (y) $29.43 (the closing price of the Company’s common stock on December 29, 2023, the last trading day of the Company’s 2023 fiscal year).

Potential Payments Upon Termination or Change in Control

The amount of compensation (if any) that is payable to our named executive officers upon termination of employment depends on the nature and circumstances under which employment is ended. As discussed above, Mr. Larkin was added as a participant in the SERP II in March 2024.

Change in Control

In the event of a change in control, Messrs. Smith, Barron and Larkin will be credited with an additional two years of credited service for purposes of computation of retirement benefits payable under the SERPs; however, all of our named executive officers already have earned the maximum service time so no change in control provision would apply to their benefits. Accrued benefits based upon normal retirement (as defined by the Retirement Plan and the SERPs) are payable to Messrs. Smith, Barron and Larkin upon a change in control. A “change in control” under the SERPs means the sale of substantially all of our assets, a change in share ownership of greater than 50% within a 24-month period, or any other determination of change in control made by our Board of Directors.

In the event of a change in control, Messrs. Smith, Barron and Larkin would not receive any additional benefit under the qualified Retirement Plan but would have the same benefits as any associate who separates employment with the Company.

We have no post-employment compensation programs designed to provide benefits upon a change in control, other than those discussed above.

Payments Upon Termination of Employment

Voluntary Termination. If Messrs. Smith, Barron or Larkin voluntarily resigns from our employment, no amounts are triggered under the Cash Incentive Plan or the Stock-Based Incentive Plan. The executive may be entitled to receive benefits from the Retirement Plan and the SERPs to the extent those benefits have been earned under the provisions of the plans and the executive officer has met the vesting requirements of the plans. In addition, the executive would be entitled to receive any amounts voluntarily deferred (and the earnings on deferrals) under the 401(k) Plan.

Retirement. As of December 31, 2023, Messrs. Barron and Smith are eligible for normal retirement. As such, Messrs. Barron and Smith may be entitled to receive benefits from the Retirement Plan and SERP to the extent those benefits have been earned under the provisions of the plans. Mr. Larkin is not eligible for normal retirement as defined by the Retirement Plan and SERP II. He is eligible for early retirement with reduced benefits as defined by the Retirement Plan and SERP II.

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement     37

Death. If Messrs. Smith, Barron or Larkin dies while employed by us, the Retirement Plan and the SERPs will provide benefits to the heirs of the deceased executive to the extent those benefits have been earned under the provisions of the plans. The benefits are of the same value as those provided for a voluntary termination or early retirement as applicable.

Involuntary Termination with or without Cause. If Messrs. Smith’s, Barron’s or Larkin’s employment is involuntarily terminated, the executive may be entitled to receive benefits from the Retirement Plan and the SERPs to the extent those benefits have been earned under the provisions of the plans and the executive officer has met the vesting requirements of the plans. In addition, the executive would be entitled to receive any amounts voluntarily deferred (and the earnings on deferrals) under the 401(k) Plan.

Disability. In the event that Messrs. Smith, Barron or Larkin becomes disabled on a long-term basis, the executive officer’s employment by us would not necessarily terminate. If a named executive officer becomes disabled under the terms of the Retirement Plan or the SERPs, the executive will continue to accrue a retirement benefit until the earliest of recovery, death or retirement. This benefit cannot be paid as a lump sum distribution.

Payment Tables

Each named executive officer would have received the following payments had his employment terminated on December 31, 2023 under the following triggering events:

	Compensation	Change in	Voluntary				Involuntary
Name	Components	Control(1)	Termination(1)	Retirement(1)	Death(1)	Disability(2)	Termination(1)
	(a)	(b)	(c)	(d)	(e)	(f)	(g)
William G. Smith, Jr.	Retirement Plan	$3,245,117	$3,245,117	3,245,117	$3,245,117	$25,614	$3,245,117
	SERP	5,061,425	5,061,425	5,061,425	5,061,425	40,130	5,061,425
Thomas A. Barron	Retirement Plan	3,156,351	3,156,351	3,156,351	3,156,351	25,694	3,156,351
	SERP	2,430,343	2,430,343	2,430,343	2,430,343	19,821	2,430,343
Jeptha E. Larkin	Retirement Plan	2,254,081	2,254,081	2,254,081	2,254,081	19,251	2,254,081
	SERP II(2)	N/A	N/A	N/A	N/A	N/A	N/A

(1)	Lump Sum. Lump sum payments are determined as of December 31, 2023 using the Retirement Plan’s applicable basis, namely, 417(e) Mortality Table under Revenue Notice 22-22; a three segment yield curve using rates specified in Revenue Notice N-2023-05, which are 5.09% for the first five years, 5.60% for the next 15 years, and 5.41% thereafter. Under the Retirement Plan and the SERP, lump sum payments are triggered upon a change in control, voluntary termination, retirement, death, and involuntary termination. No further benefits would be payable after the lump sum payment is made. Messrs. Smith and Barron qualify for unreduced retirement benefits as both have reached the Normal Retirement Date of age 61. Mr. Larkin’s benefits are reduced as he has not reached the normal retirement age of 61.
(2)	Mr. Larkin’s participation in SERP II became effective as of March 1, 2024. No benefits were accrued prior to December 31, 2023; therefore no benefits are shown in the table.

PENSION BENEFITS

Retirement Plan

The key provisions of the Retirement Plan are as follows:

Monthly Benefit. Participants with a vested benefit will be eligible to receive the following retirement benefits each month for the rest of their lives beginning at age 65:

•	1.90% of final average monthly compensation multiplied by years of service after 1988 (limited to 30 years), plus
•	0.40% of final average monthly compensation in excess of $2,000 multiplied by years of service after 1988 (generally limited to 30 years), plus
•	the monthly benefit accrued as of December 31, 1988, updated for salary increases since 1988.

Total benefits are limited by the Internal Revenue Code. In 2023, the limit was $265,000 per year or $22,083 per month. Additional provisions may apply for participants who were hired after January 1, 2002 or who worked for a bank that we acquired. Associates hired post January 1, 2020 are not eligible to participate in the Retirement Plan.

38     Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

Final Average Monthly Compensation. The final average monthly compensation is the average of the highest five years of W-2 earnings (plus 401(k) deferrals minus taxable automobile allowance) within the previous 10 years, regardless of whether the years occur consecutively. Compensation is limited by the Internal Revenue Code to $330,000 per year (or $27,500 per month) for 2023.

Vesting. Participants become vested after reaching five years of service.

Early Retirement Benefits. Participants may elect to retire prior to their Normal Retirement Date.

•	Reduced Retirement: If participants are at least age 55 and have at least 15 years of service, then they may commence benefits early on a reduced basis. The monthly benefit will be calculated using the benefit formula described above, reduced 6.67% times the number of years (up to five) that the benefit commencement date precedes the normal retirement date, and 3.33% times any additional years (up to five).
•	Unreduced Retirement: If participants are at least age 61 and have at least 30 years of service, then they may commence benefits early on an unreduced basis.

Form of Payment. Participants may receive their pension benefit as an annuity or as a lump sum.

SERP

In general, the plan provisions for the SERPs are identical to the provisions of the Retirement Plan, except the benefits are calculated without regard to the limits set by the Internal Revenue Code on compensation and benefits. The net benefit payable from the SERPs are the difference between this gross benefit and the benefit payable by the Retirement Plan. The SERPs limit gross benefits to 60% of final average monthly compensation. As a general rule, we do not grant extra years of service under the SERPs other than in the event of a change in control, when we credit our named executive officers with an additional two years of credited service; however, all of our named executive officers already have earned the maximum service time. Exceptions may occur in limited instances such as a mid-career hire.

2023 Pension Benefit Table

The following table shows the years of credited service, present value of the accumulated benefit for the named executive officers as of December 31, 2023 and payments made during the last fiscal year.

		Number of Years of	Present Value of	Payments During Last
		Credited Service	Accumulated Benefit(1)	Fiscal Year
Name	Plan Name	(#)	($)	($)
William G. Smith, Jr.	Retirement Plan	45	3,275,005	0
	SERP	45	5,222,518	0
Thomas A. Barron	Retirement Plan	49	3,182,448	0
	SERP	49	2,506,080	0
Jeptha E. Larkin	Retirement Plan	36	2,284,916	0
	SERP II	N/A	N/A	N/A

(1)	Because the pension amounts shown in the Summary Compensation Table and the Pension Benefits Table are projections of future retirement benefits, numerous assumptions must be applied. In general, the assumptions should be the same as those used to calculate the pension liabilities in accordance with U.S. GAAP on the measurement date, although the SEC permits certain exceptions. The assumptions we use are described in Note 15 of our financial statements in the Annual Report on Form 10-K/A for the year ended December 31, 2023, as filed with the SEC. As described in such Note, the discount rate assumption is 5.29% for the Retirement Plan and 5.11% for the SERP. The accumulated benefit is based on service and W-2 earnings (plus 401(k) deferrals minus taxable automobile allowance, as described above) considered by the plans for the period through December 31, 2023. We also assumed that for the Retirement Plan, 90% of participants would elect to receive a lump sum and 10% of participants would elect to receive an annuity. For the SERP, we assumed 100% of participants would elect a lump sum. We used a 5.29% interest rate for any lump sum payments in the Retirement Plan and 5.11% interest rate for any lump sum in the SERP. The post-retirement mortality assumption is based on the prescribed mortality assumption under PRI-2012 mortality table, with a blue-collar adjustment for the Retirement Plan and white-collar adjustment for the SERP, projected generationally from 2012 using Scale MP-2021 with separate mortality for annuitants and non-annuitants. The changes in the pension values shown in the Summary Compensation Table are determined as the change in the values during the fiscal year (including the impact of changing assumptions from the prior fiscal year).

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement     39

PAY VERSUS PERFORMANCE

PAY VERSUS PERFORMANCE Table for 2023, 2022, 2021, and 2020

As required by the SEC rules, we are providing the following information regarding the relationship between executive compensation and our financial performance for each of the last three years. In determining “compensation actually paid,” or “CAP,” to our NEOs, those rules require us to make various adjustments to amounts that have been reported in the Summary Compensation Table (“SCT”) in previous years, as the SEC’s valuation methods for this section differ from those required in the SCT. The table below summarizes compensation values both reported in our SCT for the respective year, as well as the adjusted values required in this section for 2020, 2021, 2022, and 2023. Note that for our NEOs other than our PEO, compensation is reported as an average. The Compensation Committee did not consider the pay versus performance disclosure when making its incentive compensation decisions. For further information about how we align executive compensation with the Company’s performance, see the section entitled “Executive Compensation” on page 35 above.

			Average
			summary	Average
			compensation	compensation
			table total for	actually paid	Value of initial fixed $100
	Summary		non-PEO	to non-PEO	investment based on:(3)
	compensation	Compensation	named	named	Total	Peer group		Earnings
	table total for	actually paid	executive	executive	shareholder	total	Net	Per Share
Year	PEO(1)(6)	to PEO(1)(4)(6)	officers(2)(6)	officers(2)(4)(6)	return	shareholder return	income	Growth(5)
2023	$1,890,467	$1,556,689	$1,137,125	$834,156	$106.25	$112.03	$52,258	$3.07
2022	($765,799)	$1,217,362	$223,733	$822,341	$114.42	$111.47	$33,412	$1.97
2021	$1,238,364	$996,828	$740,356	$678,321	$90.94	$126.43	$33,396	$1.98
2020	$2,637,979	$1,303,883	$1,333,513	$766,977	$82.66	$90.82	$31,576	$1.88

(1)	The PEO in 2020, 2021, 2022, and 2023 is William G. Smith, Jr.
(2)	The non-PEO NEOs in 2020, 2021, and 2022 were J. Kimbrough Davis and Thomas A. Barron. The non-PEO NEOs in 2023 were Thomas A. Barron and Jeptha E. Larkin.
(3)	Pursuant to SEC rules, the Total Shareholder Return (“TSR”) figures assume an initial investment of $100 on December 31, 2019 and represent the value of such investment as of December 31, 2023, 2022, 2021, and 2020, respectively. As permitted by SEC rules, the peer group referenced for purpose of the TSR comparison is the group of companies included in the S&P U.S. SmallCap Banks Index, which is the industry peer group used for purposes of Item 201(e) of Regulation S-K. Because fiscal years are presented in the table in reverse chronological order (from top to bottom), the table should be read from bottom to top for purposes of understanding cumulative returns over time.
(4)	The following tables set forth the adjustments made during each year represented in the PVP Table to arrive at compensation “actually paid” to our NEOs during each of the years in question:

40     Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

Adjustments to Determine “Compensation Actually Paid” for PEO	2023	2022	2021	2020
Increase/deduction for Change in the actuarial present values reported under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the SCT	$(433,188)	$1,917,485	$(214,283)	$(1,574,593)
Deduction for amounts reported under the “Stock Awards” column in the SCT	$(317,776)	$(255,278)	$(256,482)	$(241,555)
Increase for fair value of awards granted during Year that remain unvested as of Year end	$(18,978)	$25,175	$13,442	$37,054
Increase/deduction for change in fair value from prior Year-end to current Year-end of awards granted prior to Year that were outstanding and unvested as of Year-end	$(16,547)	$37,765	$9,375	$(45,051)
Increase/deduction for change in fair value from prior year-end to vesting date of awards granted prior to Year that vested during Year	$301,749	$73,056	$82,742	$377,489
Increase for fair value of awards granted during Year that vest during Year	$150,962	$184,958	$123,669	$112,560
Total Adjustments	$(333,778)	$1,983,161	$(241,536)	$(1,334,096)

Adjustments to Determine “Compensation Actually Paid” for Non-PEO NEOs	2023	2022	2021	2020
Increase/deduction for Change in the actuarial present values reported under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the SCT	$(313,744)	$612,619	$(51,938)	$(663,135)
Deduction for amounts reported under the “Stock Awards” column in the SCT	$(127,762)	$(135,147)	$(107,290)	$(101,224)
Increase for fair value of awards granted during Year that remain unvested as of Year end	$(3,793)	$10,070	$5,366	$14,821
Increase/deduction for change in fair value from prior Year-end to current Year-end of awards granted prior to Year that were outstanding and unvested as of Year-end	$(6,619)	$15,104	$3,749	$(18,020)
Increase/deduction for change in fair value from prior year-end to vesting date of awards granted prior to Year that vested during Year	$60,340	$29,217	$33,097	$150,981
Increase for fair value of awards granted during Year that vest during Year	$88,608	$132,113	$54,980	$50,041
Deduction of fair value of awards granted prior to Year that were forfeited during Year	—	($65,366 )*	—	—
Total Adjustments	$(302,970)	$598,609	$(62,035)	$(566,536)

*	This amount does not include ($70,070), which is the fair value of awards granted to and forfeited by Mr. Davis in 2022.

(5)	Diluted Earnings Per Share Growth is the financial measure from the tabular list of most important measures shown in the section below entitled “Required Tabular Disclosure of Most Important Measures Linking Compensation Actually Paid During 2023 to Company Performance.”

(6)	For 2022, amounts were adjusted from those reported in the Pay Versus Performance Table in our Proxy Statement filed in connection with our 2023 Shareowners Meeting to reflect the recoupment of erroneously awarded compensation related to the Restatements, as discussed further on Pages 27 and 36.

Required Tabular Disclosure of Most Important Measures Linking Compensation Actually Paid During 2023 to Company Performance We disclose below, in no particular order, the most important measures used by the Company to link compensation actually paid to our NEOs for 2023 to Company performance.

•	Net Income
•	Diluted Earnings Per Share Growth
•	Efficiency Ratio
•	Level of Classified Assets

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement     41

Required Disclosure of the Relationship Between Compensation Actually Paid and Financial Performance Measures

Relationship between CAP and Company TSR

The graph below reflects the relationship between PEO and Average Non-PEO NEO CAP amounts and the Company’s TSR (assuming an initial investment of $100 made on December 31, 2019) for the fiscal years ending December 31, 2020, 2021, 2022, and 2023.

Relationship between CAP and Net Income

The graph below reflects the relationship between PEO and Average Non-PEO NEO CAP amounts and the Company’s net income for the fiscal years ending December 31, 2020, 2021, 2022, and 2023.

42     Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

Relationship between CAP and Diluted Earnings Per Share

The graph below reflects the relationship between PEO and Average Non-PEO NEO CAP amounts and the Company’s diluted earnings per share for the fiscal years ending December 31, 2020, 2021, 2022, and 2023.

Relationship between Company TSR and Peer Group TSR

The graph below reflects the relationship between Company TSR and Peer Group TSR (each assuming an initial investment of $100 made on December 31, 2019) for the fiscal years ending December 31, 2020, 2021, 2022, and 2023.

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement     43

PROPOSAL NO. 2 – RATIFICATION OF INDEPENDENT AUDITORS

Our Audit Committee expects to appoint FORVIS, LLP as our independent registered public accounting firm for the 2024 fiscal year. Shareowner ratification of the appointment of FORVIS as our independent auditors is not required by our Bylaws or other applicable legal requirement. However, the Board is submitting the expected appointment of FORVIS to the shareowners for ratification as a matter of good corporate practice. If the shareowners fail to ratify the expected appointment of FORVIS, the Audit Committee will reconsider whether or not to retain that firm. Even if the expected appointment of FORVIS is ratified, the Audit Committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our and our shareowners’ best interests.

Representatives of FORVIS are expected to attend the 2024 Annual Meeting and, if in attendance, will have an opportunity to make a statement if they so desire and to respond to appropriate questions.

The proposal to ratify the expected appointment of FORVIS as independent auditors will be approved if the votes cast by the shareowners at the Annual Meeting, and entitled to vote on the matter, favoring this proposal exceed the votes cast in opposition to the proposal.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the expected appointment of FORVIS, LLP as the Company’s independent auditors for the 2024 fiscal year

44     Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

AUDIT COMMITTEE MATTERS

AUDIT COMMITTEE REPORT

The Audit Committee, which operates under a written charter adopted by the Board of Directors, monitors the Company’s financial reporting process on behalf of the Board of Directors. This report reviews the actions taken by the Audit Committee with regard to the Company’s financial reporting process during 2023 and particularly with regard to the Company’s audited consolidated statements of financial condition as of December 31, 2023 and 2022, and the related statements of operations, comprehensive income, changes in shareowners’ equity, and cash flows for each of the years in the three-year period ended December 31, 2023.

The Audit Committee believes that it has taken the actions necessary or appropriate to fulfill its oversight responsibilities under the Audit Committee’s charter. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements to be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, including a discussion of the quality (rather than just the acceptability) of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee also reviewed with FORVIS their judgments as to quality (rather than just the acceptability) of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee in accordance with the Public Company Accounting Oversight Board standards.  In addition, the Audit Committee discussed with FORVIS, the auditor’s independence from management and the Company, including the written disclosures, letter, and other matters required of FORVIS by the Public Company Accounting Oversight Board.

Management and the Company’s internal and independent auditors also made presentations to the Audit Committee throughout the year on specific topics of interest, including: (i) cyber security procedures; (ii) information technology systems and controls; (iii) significant regulatory matters, including the results of regulatory examinations, BSA/AML, Fair Lending, Community Reinvestment Act, Home Mortgage Disclosure, and Regulation O issues; (iv) whistleblower procedures and monitoring; (v) benefit plan fund management; (vi) critical accounting policies; (vii) assessment of the impact of new accounting guidance; (viii) compliance with the internal controls required under Section 404 of the Sarbanes-Oxley Act and COSO’s Internal Control – Integrated Framework 2013; (ix) compliance with Company Code of Conduct and Ethics programs; (x) risk management initiatives and controls; (xi) the appropriateness of credit loss reserves and methodology; (xii) significant legal matters; (xiii) insider and related party transactions; and (xiv) Service Organization Control engagements.

Additionally, the Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plan for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, for filing with the SEC.

2023 Audit Committee

John G. Sample (Chair)

Robert Antoine

William F. Butler

Stanley W. Connally, Jr.

Marshall M. Criser III

Kimberly A. Crowell

William Eric Grant

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement     45

FEES PAID TO PRINCIPAL ACCOUNTANTS

The following table represents aggregate fees, including out-of-pocket expenses, paid or to be paid to FORVIS for the 2023 and 2022 fiscal years.

	2023	2022
Audit Fees(1)	$781,500	$491,000
Audit-Related Fees	39,500	40,700
Tax Fees	—	—
All Other Fees	—	—
Total	$821,000	$531,700

(1)	Audit Fees in 2023 includes $260,000 related to the Restatements and $7,000 related to additional testing of a third-party system application.

Audit Fees primarily represent amounts billed to us for auditing our annual consolidated financial statements (including services incurred with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002), HUD Audits, reviewing the financial statements included in our Quarterly Reports on Form 10-Q, and for services that are normally provided by the auditor in connection with statutory and regulatory filings. Audit-Related Fees include fees for certain attestation engagements and 401(K) plan and employee benefit audits.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND NONAUDIT SERVICES OF INDEPENDENT AUDITORS

The Audit Committee’s policy is to pre-approve all audit and nonaudit services provided by the independent auditors. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for up to 12 months from the date of pre-approval, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee may delegate pre-approval authority to one or more of its members when expedition of services is necessary. The independent auditors and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval policy and the fees for the services performed to date. The Audit Committee pre-approved all audit and nonaudit services provided by FORVIS in 2023 and 2022.

The Audit Committee has determined that the nonaudit services provided by FORVIS during the fiscal year ended December 31, 2023 were compatible with maintaining their independence.

46     Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

SHARE OWNERSHIP

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of February 22, 2024 , for:

1.	Each shareholder known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;
2.	Each of our directors and director nominees;
3.	Each of our named executive officers; and
4.	All of our current directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission (SEC). Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the following table have sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 16,945,814 shares of our common stock outstanding at February 22, 2024 . In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options or other convertible securities held by that person that are currently exercisable or releasable or that will become exercisable or releasable within 60 days of February 22, 2024 . We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the following table is c/o Capital City Bank Group, Inc. Post Office Box 11248, Tallahassee, Florida 32302.

Name of Beneficial Owner	Shares Beneficially Owned		Percentage of Total Voting Power(1)
Named Executive Officers, Directors, and Nominees:
Robert Antoine	12,208		*
Thomas A. Barron	197,003	(2)	1.2%
William F. Butler	3,377		*
Stanley W. Connally, Jr.	26,118		*
Marshall M. Criser III	19,861		*
Kimberly A. Crowell	2,304		*
Bonnie J. Davenport	4,415		*
William Eric Grant	25,932		*
Laura L. Johnson	34,602		*
Jeptha E. Larkin	6,037		*
John G. Sample, Jr.	26,751		*
William G. Smith, Jr.	2,932,394	(3)	17.3%
Ashbel C. Williams	2,010		*
All Directors and Executive Officers as a Group (14 Persons)	3,292,963		19.4%

Other 5% Shareholders:
BlackRock, Inc.(4)	1,787,882		10.6%
Dimensional Fund Advisors LP(5)	850,987		5.0%
(1)	An asterisk in this column means beneficial owner of less than 1% of our common stock.
(2)	Includes (i) 15,500 shares held in trusts under which Mr. Barron serves as trustee; and (ii) 28,906 shares owned by Mr. Barron’s wife, of which he disclaims beneficial ownership. Of the shares of our common stock beneficially owned by Mr. Barron, 76,146 shares are pledged as security.

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement     47

(3)	Includes (i) 524,694 shares held by SSx2, LLC under which Mr. Smith has sole voting and investment power, and (ii) 61,085 shares owned by Mr. Smith’s wife, of which he disclaims beneficial ownership.
(4)	Based solely on a Statement on Schedule 13G/A filed on January 24, 2024. Such filing indicates that BlackRock, Inc. has sole voting power with respect to 1,670,528 shares and sole investment power with respect to 1,787,882 shares. The address for BlackRock, Inc. is 50 Hudson Yards, New York, New York 10001.
(5)	Based solely on a Statement on Schedule 13G filed on February 14, 2024. Such filing indicates that Dimensional Fund Advisors LP has sole voting power with respect to 830,920 shares and sole investment power with respect to 850,987 shares. The address for Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, TX 78746.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended requires our directors and executive officers, and parties owning beneficially more than 10% of our common stock, to file reports with the SEC to reflect their interests in our common stock. Copies of these reports must be furnished to us.

Based solely upon a review of these reports received by us for 2023 and any written representations from reporting persons, we believe that during 2023 each required Section 16(a) report for 2023 was filed on time, except that Mr. Barron had one Form 4 that was filed late, relating to one transaction relating to a charitable gift by Mr. Barron.

48     Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

PROXY STATEMENT – GENERAL INFORMATION

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a paper copy of the Proxy Materials?

This year, we are again pleased to be using the SEC rule that allows companies to furnish their Proxy Materials over the Internet. As a result, we are mailing to our shareowners a Notice of Internet Availability of Proxy Materials instead of a paper copy of the Proxy Materials. No shareowner will receive a paper copy of the Proxy Materials by mail unless you request it. All shareowners will have the ability to access the Proxy Materials over the Internet.

Why didn’t I receive a Notice of Internet Availability of Proxy Materials in the mail?

We are providing a Notice of Internet Availability of Proxy Materials by e-mail to those shareowners who have previously elected delivery of the Proxy Materials electronically. Those shareowners should have received an e-mail containing a link to the website where those materials are available and a link to the proxy voting website.

How can I access the Proxy Materials over the Internet?

Your Notice of Internet Availability of Proxy Materials or proxy card will contain instructions on how to:

•	View our Proxy Materials for the Annual Meeting on the Internet at www.proxyvote.com; and
•	Instruct us to send our future Proxy Materials to you by e-mail.

Choosing to access your future Proxy Materials electronically will help us conserve natural resources and reduce the costs of printing and distributing our Proxy Materials. If you choose to access future Proxy Materials electronically, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to receive a Notice of Internet Availability of Proxy Materials by e-mail will remain in effect until you terminate it.

How may I obtain a paper copy of the Proxy Materials?

To obtain a paper copy of the Proxy Materials, please follow the instructions contained on your Notice of Internet Availability of Proxy Materials.

What is being voted upon?

You are being asked to vote on 12 nominees for election to the Board of Directors; to consider and approve, on a nonbinding advisory basis, the compensation of Capital City’s named executive officers; to consider and approve, on a nonbinding basis, the frequency of the advisory vote on the compensation of Capital City’s named executive officers; and to ratify our appointment of FORVIS, LLP as our independent registered certified public accounting firm for 2024. None of the proposals will create appraisal or dissenters’ rights.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares as follows:

•	FOR each of the nominees for election to the Board; and
•	FOR the ratification of the appointment of our independent registered public accounting firm.

Could other matters be decided at the Annual Meeting?

We are not aware of any matters to be presented at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting, the holders of the proxies (those persons named on your proxy card) will have the discretion to vote on those matters for you.

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement     49

How many votes does each share have?

Each share has one vote. For the proposals scheduled to be voted upon at the Annual Meeting, abstentions, and shares held by a broker that the broker fails to vote are all counted to determine a quorum, but are not counted for or against the matters being considered; however, pursuant to our Bylaws, if a director nominee in an uncontested election does not receive at least a majority of the votes cast at any meeting for the election of directors at which a quorum is present, the director must tender the director’s resignation to the Board, as described under the heading “Meeting of Shareowners - Voting for Directors.” There is no cumulative voting.

How many votes are required to have a quorum?

In order for us to conduct the Annual Meeting, a majority of the shares entitled to vote must be present in person or by proxy.

How many votes are required to elect directors to the Board of Directors and to ratify FORVIS’s appointment?

Each nominee for election as a director will be elected (Proposal No. 1) if the votes cast in favor of the nominee’s election constitute a majority of the votes cast. Votes cast include votes against in each case, but exclude broker non-votes and abstentions with respect to a nominee’s election. Votes against are counted as votes against the election of a nominee. At our Annual Meeting, the maximum number of directors to be elected is 12.

FORVIS’s appointment (Proposal No. 2) will be ratified if the affirmative votes cast by the shareowners present or represented at the Annual Meeting and entitled to vote on the matter exceed the votes cast in opposition.

What is the difference between holding shares as a shareowner of record and as a beneficial owner?

Many of our shareowners hold their shares through a broker, trustee or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those shares owned beneficially.

•	Shareowner of Record. If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC (formerly known as American Stock Transfer & Trust Company), you are considered, with respect to those shares, the “shareowner of record.” As the shareowner of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the Annual Meeting.
•	Beneficial Owner. If your shares are held in a brokerage account, by a trustee, or by another nominee, you are considered the “beneficial owner” of those shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee, or nominee how to vote and you also are invited to attend the Annual Meeting. However, because a beneficial owner is not the shareowner of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

How will my voting instructions be treated?

If you provide specific voting instructions, your shares will be voted as instructed.

If you hold shares as the shareowner of record and sign and return a proxy card or vote by telephone or Internet without giving specific voting instructions, then your shares will be voted as recommended by our Board of Directors.

If you are the beneficial owner of shares held through a broker, trustee, or other nominee, and that nominee has discretion to vote your shares on a particular proposal and you do not give instructions to that nominee on how you want your shares voted, then generally your nominee can vote your shares on certain “routine” matters. At our Annual Meeting, only Proposal No. 2 to ratify the Company’s auditors is considered routine, which means that your broker, trustee, or other nominee can vote your shares on Proposal No. 2 if you do not timely provide instructions to vote your shares.

If you are the beneficial owner of shares held through a broker, trustee, or other nominee, and that nominee does not have discretion to vote your shares on a particular proposal and you do not give your broker instructions on how to vote your shares, then the votes will be considered broker nonvotes. A “broker nonvote” will be treated as unvoted for purposes of determining approval for the proposal and will have the effect of neither a vote for nor a vote against the proposal.

50     Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

Can I change my vote?

If you are a shareowner of record, you may revoke your proxy by submitting a later proxy or by written request received by our Corporate Secretary before the Annual Meeting. You may also revoke your proxy at the Annual Meeting and vote in person. If you are the beneficial owner of shares held through a broker, trustee, or other nominee, you should review the information provided to you by the holder of record that explains how to revoke previously given instructions.

Who pays for soliciting proxies?

Proxies will be solicited from our shareowners by mail or e-mail. We will pay all expenses in connection with the solicitation, including postage, printing and handling, and the expenses incurred by brokers, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. We may hire Alliance Advisors, LLC to assist in the distribution and solicitation of proxies for a fee of approximately $12,000, plus reasonable expenses. It is possible that our directors and officers and other associates may make further solicitations personally or by telephone, mail, or e-mail. Our directors and officers and other associates will receive no additional compensation for any such further solicitations.

What does it mean if I get more than one Notice of Internet Availability of Proxy Materials or more than one paper copy of the Proxy Materials?

You will receive a Notice of Internet Availability of Proxy Materials or proxy card for each account you have. Please vote proxies for all accounts to ensure that all your shares are voted.

Where can I find voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting and publish preliminary, and if available, final voting results in a current report on Form 8-K filed within four business days after our Annual Meeting.

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement     51

OTHER MATTERS

ANNUAL REPORT

We filed an annual report for the fiscal year ended December 31, 2023 on Form 10-K with the SEC. Shareowners may obtain, free of charge, a copy of our annual report. Requests should be directed to our Corporate Secretary, Capital City Bank Group, Inc., 217 North Monroe Street, Tallahassee, Florida 32301.

shareowners sharing the same address

We have adopted a procedure approved by the SEC known as “householding.” Under this procedure, shareowners of record who have the same address and last name and do not participate in electronic delivery or in notice and access will receive only one set of Proxy Materials, unless one or more of these shareowners notifies our transfer agent that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. If you wish to receive your own copy of these materials, you may contact our transfer agent, Equiniti Trust Company, LLC (formerly known as American Stock Transfer & Trust Company), in writing, by telephone, or on the Internet:

Equiniti Trust Company, LLC

55 Challenger Road, Floor 2

Ridgefield Park, NJ 07660

(800) 937-5449 (U.S. and Canada)

(718) 921-8124 (International)

HelpAST@equiniti.com

If you are eligible for householding, but you and other shareowners of record with whom you share an address currently receive multiple copies of our Notice of Annual Meeting, Proxy Statement, and Annual Report, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each document for your household, please contact our transfer agent as indicated above. Beneficial owners can request information about householding from their banks, brokers, or other holders of record.

SHAREOWNER PROPOSALS

Shareowner proposals that are to be included in the Proxy Statement for the 2025 meeting must be received by November 13, 2024. Shareowner proposals for the 2025 meeting that are not intended to be included in the Proxy Statement for that meeting must be received no earlier than December 24, 2024, and no later than January 23, 2025, or the Board of Directors can vote the proxies in its discretion on the proposal. Proposals must comply with the proxy rules and be submitted in writing to Jeptha E. Larkin, Corporate Secretary, at our principal offices.

DIRECTOR NOMINATIONS

Any shareowner entitled to vote generally in the election of directors may recommend a candidate for nomination as a director. A shareowner may recommend a director nominee by submitting the name and qualifications of the candidate the shareowner wishes to recommend, as well as all other information required to be submitted pursuant to Article VII of our Articles of Incorporation and Section 1.16 of our Bylaws, to the Corporate Governance and Nominating Committee of the Board of Directors, c/o Capital City Bank Group, Inc., 217 North Monroe Street, Tallahassee, Florida 32301. To be considered, recommendations with respect to an election of directors to be held at an annual meeting must be received no earlier than 180 days and no later than 120 days prior to March 13, 2025, the first anniversary of this year’s Notice of Annual Meeting date. In other words, director nominations must be received no earlier than September 14, 2024, and no later than November 13, 2024. Recommendations meeting these requirements will be brought to the attention of the Corporate Governance and Nominating Committee. Candidates for director recommended by shareowners are afforded the same consideration as candidates for director identified by our directors, executive officers, or search firms, if any, employed by us.

52     Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY V30897-P05190 ! ! ! For All Withhold All For All Except For Against Abstain ! ! ! CAPITAL CITY BANK GROUP, INC. To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. CAPITAL CITY BANK GROUP, INC. 217 NORTH MONROE STREET TALLAHASSEE, FL 32301 ATTN: JEP E. LARKIN 1. Election of Directors: To elect as directors the nominees listed below: 01) Robert Antoine 02) Thomas A. Barron 03) William F. Butler 04) Stanley W. Connally, Jr. 05) Marshall M. Criser III 06) Kimberly Crowell 07) Bonnie Davenport 08) William Eric Grant 09) Laura Johnson 10) John G. Sample, Jr. 11) William G. Smith, Jr. 12) Ashbel C. Williams The Board of Directors recommends you vote FOR the following: The Board of Directors recommends you vote FOR the following proposal: 2. To ratify the appointment of FORVIS, LLP as our independent registered certified public accounting firm for the current fiscal year ending December 31, 2024. NOTE: In their sole discretion, the proxies may approve such other business as may properly come before the meeting or any adjournment and/or postponements of the meeting. THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTIONS ARE GIVEN ON THE PROXY, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED AS THE BOARD OF DIRECTORS RECOMMENDS, AND AS DETERMINED BY THE PROXIES ON ANY OTHER MATTER THAT MAY PROPERLY BE BROUGHT AT THE MEETING. THE UNDERSIGNED SHAREOWNER(S) HEREBY ACKNOWLEDGE(S) RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All owners must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 22, 2024 for shares held directly and by 11:59 p.m. Eastern Time on April 18, 2024 for shares held in a Plan. Follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 22, 2024 for shares held directly and by 11:59 p.m. Eastern Time on April 18, 2024 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTE w

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. V30898-P05190 CAPITAL CITY BANK GROUP, INC. 217 North Monroe Street Tallahassee, Florida 32301 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CAPITAL CITY BANK GROUP, INC. FOR THE ANNUAL MEETING OF SHAREOWNERS APRIL 23, 2024 As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-690-6903, or via the Internet at WWW.PROXYVOTE.COM and follow the simple instructions. Use the 16 digit Control Number shown on this proxy card. KNOW ALL MEN BY THESE PRESENTS that I, the undersigned shareowner of Capital City Bank Group, Inc. (the "Company"), Tallahassee, Florida, do hereby nominate, constitute and appoint Bethany H. Corum and Lee Nichols (collectively, the "Proxies"), or any one of them (with full power to act alone), my true and lawful attorneys and proxies with full power of substitution, for me and in my name, place and stead, to vote all the shares of Common Stock of the Company that the shareowner signing this Proxy Card is entitled to vote at the annual meeting of its shareowners to be held at FSU Turnbull Conference Center, 555 West Pensacola Street, Tallahassee, FL 32301 at 10:00 a.m. local time, or at any adjournments or postponements thereof, as instructed on the reverse side of this Proxy Card and in the Proxies' discretion on other matters. All proxies previously given or executed by the shareowner signing this Proxy Card are hereby revoked. Continued and to be signed on reverse side